Exhibit 4.6

Execution Version

SHARE PURCHASE AGREEMENT

by and among

SAPIENS INTERNATIONAL CORPORATION N.V.,

STONERIVER, INC.,

and

STONERIVER GROUP, L.P.

___________________________

Dated as of February 14, 2017
___________________________

Share Purchase Agreement

This Share Purchase Agreement (this "Agreement") is made and entered into as of February 14, 2017 (the "Agreement Date"), by and among Sapiens International Corporation N.V., a corporation organized under the laws of Curaçao ("Acquirer"), StoneRiver, Inc., a corporation organized under the laws of Delaware (the "Company"), and StoneRiver Group L.P., a limited partnership formed under the laws of Delaware ("Seller"). Certain other capitalized terms used herein are defined in Exhibit A.

Recitals

A.	Seller is the holder and the legal owner of, and has all voting rights with respect to, one hundred percent (100%) of the Company Capital Stock.

B.	Acquirer desires to purchase from Seller, and Seller desires to sell to Acquirer, all of the Company Capital Stock, free from any Encumbrances, subject to the terms and conditions set forth in this Agreement (the "Share Purchase").

C.	The Company, Seller and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the Share Purchase as set forth herein.

D.	The board of directors of the Company (the "Company Board of Directors") has carefully considered the terms of this Agreement and has unanimously determined that the terms and conditions of the transactions contemplated by the Agreement and the documents referenced herein (collectively, the "Transactions") are in the best interests of, and are advisable to, the Company and Seller.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1
The Share Purchase

1.1           The Share Purchase. On the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver to Acquirer at the Closing, and Acquirer shall purchase from Seller, all of the Company Capital Stock, on an as converted and fully diluted basis (including all options, warrants, convertible debt and other rights of any kind to acquire Company securities), free and clear of all Encumbrances, in exchange for an amount in United States Dollars (the "Consideration") equal to (A) $100,000,000, minus (B) an amount in cash equal to the Net Working Capital Shortfall or plus (C) an amount in cash equal to the Net Working Capital Surplus, minus (D) any unpaid Transaction Expenses, minus (E) the amount of all unpaid Company Debt (in each case, without duplications), plus (F) the Final BWC Advance Amount, plus (G) the sum of all BWC Payment Amounts, plus (H) $55,000 (the "Reimbursement Amount").

1.2           Consideration Adjustments.

(a)          Pursuant to Section 6.11, the Company shall deliver the Company Closing Financial Certificate to Acquirer not later than five (5) Business Days prior to the Closing Date. If Acquirer disagrees with any information included in the Company Closing Financial Certificate, then Acquirer, Seller and the Company will discuss in good faith any revisions that are necessary to resolve such disagreement, provided that if the parties do not reach agreement on such revisions, then the Closing shall be effected based on the Company Closing Financial Certificate delivered by the Company to Acquirer.

(b)          Within one hundred twenty (120) days after the Closing, Acquirer shall deliver to Seller a certificate signed by an officer of Acquirer (the "Acquirer Financial Notice") setting forth Acquirer's calculation of the Company Closing Financial Amounts as of the Effective Time, together with reasonable supporting documentation, information and calculations. The Acquirer Financial Notice shall be prepared (i) in accordance with the Accounting Principles and Methodologies, (ii) without taking into account any purchase accounting or other adjustment arising out of the consummation of the Transactions and (iii) without taking into account the effect of any act or decision of Acquirer or any Affiliate of Acquirer (including the Company) occurring on or after the Effective Closing Time except those occurring on the Closing Date that are in the usual, regular and ordinary course of the Company's business as conducted prior to the Closing. The respective amounts included in the Company Net Working Capital for accruals or reserves (in the form of an accrued liability or an offset to an asset or similar item) relating to any of the current assets or current liabilities forming a part thereof, the amount of which was determined for the Company Balance Sheet by subjective estimates, shall not be greater than the respective amounts (including the absence of a reserve or zero) included in respect of such items on the Company Balance Sheet, except to the extent consistent with the Accounting Principles and Methodologies (i) based on additional facts and circumstances actually becoming known to Acquirer, or new events occurring, after the Company Balance Sheet Date or (ii) to correct inaccuracies in such accruals or reserves that are based on incorrect facts at the time of their inclusion in the Company Net Working Capital.

2

(c)          Seller may object to the calculations of the Company Closing Financial Amounts set forth in the Acquirer Financial Notice by providing written notice of such objection to Acquirer within thirty (30) days after Acquirer's delivery to Seller of the Acquirer Financial Notice (the "Notice of Objection"), together with reasonable supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by Seller.

(d)          If Seller timely provides the Notice of Objection, then Acquirer and Seller shall confer in good faith for a period of up to ten (10) Business Days following Acquirer's timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties.

(e)          If, during the 10-Business Day period set forth in Section 1.2(d), any matter set forth in the Notice of Objection remains unresolved, then Acquirer and Seller shall, within seven (7) Business Days after expiration of such 10-Business Day period, engage an auditing firm acceptable to both Acquirer and Seller, whose acceptance shall not be unreasonably withheld, delayed or conditioned by either party (the "Reviewing Accountant") to review only the matters in the Notice of Objection that are still disputed by Acquirer and Seller and the Company Closing Financial Amounts, to the extent relevant thereto. In connection with the engagement of the Reviewing Accountant, each party shall represent and warrant to the other parties that the Reviewing Accountant is not then performing or engaged to perform services for such party and shall promptly execute reasonable engagement letters and promptly supply such other documents and information as the Reviewing Accountant reasonably requires. None of the Company, Acquirer, Seller or any of their respective controlled Affiliates shall engage, or agree to engage, the Reviewing Accountant to perform any services other than as described in this Section 1.2(e) until after the Reviewing Accountant completes its determination of the Company Closing Financial Amounts. The Reviewing Accountant (i) shall utilize the criteria set forth in Section 1.2(b) and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by any party, or less than the smallest value for such item claimed by any party, as set forth in the Acquirer Financial Notice or the Notice of Objection. After such review and a review of the Company's relevant books and records, the Reviewing Accountant shall promptly, and in any event within thirty (30) days following its engagement, determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties, and the Reviewing Accountant shall provide Acquirer and Seller with a calculation of the Company Closing Financial Amounts in accordance with such determination. The fees, costs and expenses of the Reviewing Accountant shall be paid in equal parts by Acquirer and Seller.

(f)          Upon final determination of the Company Closing Financial Amounts pursuant to this Section 1.2, the net amount of the following payments shall be made by Seller or Acquirer, as applicable, within two (2) Business Days after the date of such final determination, to an account that the recipient, at least 24 hours prior to the time for payment specified, has designated in writing:

3

(i)          If the Company Net Working Capital as finally determined pursuant to this Section 1.2 (the "Final Net Working Capital") is less than the Company Net Working Capital set forth in the Company Closing Financial Certificate, then Seller shall pay Acquirer, the amount of such difference.

(ii)         If the Final Net Working Capital is greater than the Company Net Working Capital set forth in the Company Closing Financial Certificate, then Acquirer shall pay Seller the amount of such difference.

(iii)        If the Transaction Expenses as finally determined pursuant to this Section 1.2 (the "Final Transaction Expenses") are less than the Transaction Expenses set forth in the Company Closing Financial Certificate, then Acquirer shall pay Seller, the amount of such difference.

(iv)        If the Final Transaction Expenses are greater than the Transaction Expenses set forth in the Company Closing Financial Certificate, then Seller shall pay Acquirer the amount of such difference.

(v)         If the Company Debt as finally determined pursuant to this Section 1.2 (the "Final Company Debt") is less than the Company Debt set forth in the Company Closing Financial Certificate, then Acquirer shall pay Seller, the amount of such difference.

(vi)        If the Final Company Debt is greater than the Company Debt set forth in the Company Closing Financial Certificate, then Seller shall pay Acquirer the amount of such difference.

(vii)       If the BWC Advance Amount as finally determined pursuant to this Section 1.2 (the "Final BWC Advance Amount") is less than the Estimated BWC Advance Amount, then Seller shall pay Acquirer the amount of such difference.

(viii)      If the Final BWC Advance Amount is greater than the Estimated BWC Advance Amount, then Acquirer shall pay Seller the amount of such difference.

(g)          Cooperation. Until the final determination of the Company Closing Financial Amounts pursuant to this Section 1.2, Acquirer and the Company shall not take any action with respect to the accounting books, records, policies and procedures of the Company that would or would be reasonably expected to materially obstruct or prevent the determination of the Company Closing Financial Amounts, including any action that would materially obstruct or prevent the preparation or review of the Acquirer Financial Notice or the Notice of Objection. Acquirer and the Company shall cooperate (and Acquirer shall cause the Company to cooperate) with Seller (and its representatives) in its review of the Acquirer Financial Notice, including (i) providing Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of the Company and (ii) the provision on a timely basis of all other information reasonably necessary in connection with Seller's review of the Acquirer Financial Notice and, if applicable, Seller's preparation of a Notice of Objection or Seller's participation in dispute related thereto.

4

(h)          Withholding; Certain Tax Matters. Each of Acquirer and the Company (each, a "Payor") shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to, or on behalf of, Seller such amounts as the Payor reasonably determines are required to be deducted or withheld therefrom or in connection therewith under the Code or any provision of state, local or foreign Tax law or under any other Applicable Law. To the extent such amounts were so deducted or withheld, such amounts shall be (i) treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and (ii) timely remitted by each Payor to the applicable Governmental Entity for the account of such Person. In the case of any amounts withheld, the withholding party shall promptly provide to Seller written confirmation of the amount so withheld (and to the extent practicable, provide notice in advance of withholding).

(i)          Treatment of Company Capital Stock Owned by the Company. At the Closing, all shares of Company Capital Stock that are owned by the Company immediately prior to the Closing shall be canceled by the Company and extinguished without any conversion thereof.

(j)          Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions, including the consummation of the Share Purchase (the "Closing"), shall take place through electronic or facsimile delivery of signature pages and executed documents at 9:30 a.m. central standard time on March 3, 2017 (or on a Business Day earlier than March 3, 2017 if mutually agreed upon by the parties). However, if all of the conditions set forth in Article 7 (other than those conditions that, by their terms, are intended to be satisfied at the Closing) have not been satisfied or waived by such date, or any later date to which the Closing has been extended pursuant to this sentence, then the Closing shall, by written notice from either party to the other that identifies any such condition that has not been satisfied, be postponed until the second Business Day following such date. The date on which the Closing occurs is sometimes referred to herein as the "Closing Date." The Closing shall, for Tax purposes and for purposes of determining the Company Closing Financial Amounts, be deemed to occur at 11:59 p.m. EST on the Closing Date (the "Effective Time") and, for all other purposes, be deemed to occur at 9:30 a.m. central standard time on the Closing Date (the "Effective Closing Time").

1.3           Closing Deliveries.

(a)          Acquirer Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article 7, Acquirer shall deliver to Seller, at or prior to the Closing:

(i)          a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 7.2(a) has been satisfied

(ii)         a certificate, dated as of the Closing Date and executed on behalf of Acquirer by its Chief Executive Officer, certifying Acquirer's board resolutions approving the Share Purchase and adopting this Agreement and any ancillary documents hereto; and

5

(iii)        the Escrow Agreement, executed by Acquirer and the Escrow Agent.

(b)          Company and Seller Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Article 7, the Company or Seller, as applicable, shall deliver to Acquirer, at or prior to the Closing:

(i)          original share certificates representing all of the Company Capital Stock accompanied by a stock transfer power in the form attached hereto as Exhibit B, duly executed by Seller with respect to all Company Capital Stock (or, if any such certificate is lost, stolen or destroyed, Seller may deliver to Acquirer, in lieu thereof, a lost certificate affidavit and an agreement to indemnify and hold harmless Acquirer for any losses in connection therewith, all in forms to be provided by Acquirer) (the "Certificates");

(ii)         a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 7.3(a) has been satisfied;

(iii)        a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, certifying the Company's (A) certificate of incorporation, including all amendments thereto, as in effect immediately prior to Closing (the "Charter Documents") and (B) board and shareholders resolutions approving the Share Purchase and adopting this Agreement and any ancillary documents hereto;

(iv)        written acknowledgments pursuant to which any Person entitled to any Transaction Expenses (as set forth on the Company Closing Financial Certificate) acknowledges (A) the total amount of Transaction Expenses that (I) has been incurred and paid to such Person prior to the Closing or (II) has been incurred and remains payable to such Person as of the Closing and (B) that, upon payment of such remaining payable amount at the Closing, such Person shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company or their respective Affiliates, whether with respect to this Agreement or the Transactions or otherwise;

(v)         a resignation letter of each of the directors of the Company in office immediately prior to the Closing, effective as of the Effective Closing Time, in the form attached hereto as Exhibit C;

(vi)        a certificate of good standing for the Company, dated not earlier than two (2) Business Days prior to the Closing Date, and issued by the appropriate office or agency of its state of incorporation certifying that the Company is in good standing;

(vii)       the Company Closing Financial Certificate, which certificate shall be accompanied by such reasonable supporting documentation, information and calculations as are necessary for Acquirer to examine the amounts set forth therein;

6

(viii)      an escrow agreement in the form of Exhibit D (the "Escrow Agreement"), executed by Seller;

(ix)         evidence of full payment of all indebtedness of any Company Employee (including any Key Employee) to the Company;

(x)          the stockholders registry of the Company, evidencing the transfer and ownership of all of the Company Capital Stock to Acquirer;

(xi)         one or more payoff letters executed by the Persons listed on Schedule 1.3(b)(xi) of the Company Disclosure Schedule, in form reasonably satisfactory to Acquirer, reflecting (1) the full repayment of all Company Debt outstanding to such Persons upon payment pursuant to Section 1.4(c) and (2) upon receipt of payment pursuant to Section 1.4(c), agreement to remove all Encumbrances currently recorded on Company Capital Stock and/or Company assets in favor of such Persons;

(xii)        evidence reasonably satisfactory to Acquirer of the termination of the LTIP by the Company and the payment in full of any amounts to any of the participants thereunder through the Effective Closing Time; and

(xiii)       a certification in form reasonably satisfactory to Acquirer, duly completed and executed by Seller pursuant to § 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.3(b) shall not be deemed to be an agreement by Acquirer that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer's remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

(c)          Rights Not Transferable. The rights of Seller under this Agreement are personal to Seller and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

(d)          No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate on the Consideration, except for any interest accumulated in accordance with the Escrow Agreement.

1.4           Payment of Consideration.

(a)          Payment to Seller. At the Closing Date, Acquirer shall initiate or cause to be initiated a wire transfer of immediately available funds to an account that Seller has designated in writing in an amount equal to the Closing Consideration less the Total Cash Escrow Amount.

7

(b)          Escrow Fund. At the Closing Date, Acquirer will deposit (or cause to be deposited) the Total Cash Escrow Amount with the Escrow Agent, as escrow agent pursuant to the Escrow Agreement, to be held and released by the Escrow Agent in accordance with and subject to the provisions the Escrow Agreement.

(c)          Payment of Company Debt. On the Closing Date, Acquirer shall (on behalf of the Company) initiate one or more wire transfers of immediately available funds, in such amounts of Company Debt as are provided for in the Company Closing Financial Certificate, in accordance with one or more customary payoff letters, if any, from the lenders and/or agents, as the case may be, under or with respect to the Company Debt.

(d)          Payment of Transaction Expenses. On the Closing Date, Acquirer shall (on behalf of the Company and Seller) initiate one or more wire transfers of immediately available funds equal to all Transaction Expenses unpaid as of the Closing as are provided for in the Company Closing Financial Certificate.

(e)          Payment of BWC Payment Amounts.

(i)          Within five (5) Business Days following receipt, from time to time, of any BWC Post-Closing Collections (and in any event no less than once each calendar quarter until final resolution of the BWC Matter), Acquirer and the Company will (A) deliver to Seller a BWC Payment Report and (B) initiate a wire transfer of immediately available funds to an account that Seller has designated in writing in the amount of the applicable BWC Payment Amount.

(ii)         Acquirer and the Company shall cooperate (and Acquirer shall cause the Company to cooperate) with Seller (and its representatives) in its review of any BWC Payment Report, including (A) providing Seller and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), facilities and employees of the Company and (B) the provision on a timely basis of all other information reasonably necessary in connection with Seller's review of any BWC Payment Report.

(1)         To the extent Seller disagrees with the calculations provided in any BWC Payment Report, Seller shall notify Acquirer of such disagreement in writing within thirty (30) days of receipt of such BWC Payment Report. Acquirer and Seller shall confer in good faith for a period of up to ten (10) Business Days following Seller's written notice of such disagreement in an attempt to resolve any disputed matter, and any resolution by them shall be in writing and shall be final and binding on the parties and, to the extent such differences remain unresolved after such ten (10) Business Day period, such differences shall be resolved by the Reviewing Accountant utilizing the procedures outlined in Section 1.2(e).

1.5           No Further Ownership Rights in the Company Capital Stock. The Consideration paid or payable following the surrender for exchange of the Certificates in accordance with the terms hereof shall be paid or payable in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by the Certificates, and there shall be no further registration of transfers on the records of Acquirer or the Company of any Company Stock.

8

1.6           Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Acquirer when due, and Seller and Acquirer shall, at their own expense, file all required Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

1.7           Taking of Necessary Action. Prior to the Closing, Acquirer, the Company and Seller, as applicable, shall sign and deliver any documents and instruments and take any further action that is reasonably necessary to effect the Closing and to carry out the purposes of this Agreement and to vest Acquirer with full right, title and interest in and to the Company Capital Stock.

1.8           Waiver and Release of Claims.

(a)          Subject to Section 1.8(d), effective as of the Effective Closing Time, Seller, by executing this Agreement, acknowledges and agrees on behalf of itself and each of its agents, directors, officers, Affiliates, Subsidiaries, successors and assigns (each, a "Releasing Party") that each hereby releases and forever discharges the Company and Acquirer (each a "Beneficiary") and each of such Beneficiary's respective Subsidiaries, affiliates, directors, officers, employees, representatives, consultants, agents, members, stockholders, successors, predecessors and assigns (each, a "Released Party" and collectively, the "Released Parties") from any and all Shareholder Claims such Releasing Party may have or assert it has against any of the Released Parties, from the beginning of time through the Effective Closing Time, in each case whether known or unknown, solely in Seller's capacity as a shareholder of the Company, or whether or not the facts that could give rise to or support a Shareholder Claim are known or should have been known; except with regard to its rights pursuant to this Agreement, the Escrow Agreement and the Transactions. In this Agreement, a "Shareholder Claim" shall mean: (i) any claim or right with regard to any Company Stock other than the Company Capital Stock to be transferred to Acquirer in accordance with the terms hereof; (ii) any claim or right to receive any amount or value of consideration payable to Seller pursuant to the terms of this Agreement, other than as specifically set forth herein; and (iii) any claim with respect to the authority or enforceability to enter into this Agreement, the Share Purchase or any of the Transactions.

(b)          Seller, by executing this Agreement, hereby confirms, acknowledges, represents and warrants that it (A) hereby terminates and waives any rights, powers and privileges Seller has or may have pursuant to any "Shareholders Agreement" (which for purposes of this Agreement will be defined as any investors rights agreement, registration rights agreement or shareholders agreement entered into by Seller with respect to the Company), (B) for as long as this Agreement is in force, agrees not to sell, transfer, assign or convert any of its Company Capital Stock or subject such Company Capital Stock to any Encumbrances and (C) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.

9

(c)          Seller, on behalf of each Releasing Party, further covenants and agrees that such Releasing Party has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Shareholder Claim released under this Section 1.8, and that each Releasing Party shall indemnify and hold harmless the Released Parties against any loss or liability on account of any actions brought by such Releasing Party or such Releasing Party's assigns or prosecuted on behalf of such Releasing Party and relating to any Shareholder Claim released under this Section 1.8.

(d)          Notwithstanding anything to the contrary in this Section 1.8 the foregoing releases and covenants shall not apply to any claims (a) relating to Acquirer's failure to pay the Consideration (or any portion thereof) in accordance with this Agreement; (b) relating to Acquirer's failure to perform any of its obligations, undertakings or covenants set forth in this Agreement (including any exhibit hereto) or the Escrow Agreement; and (c) relating to or arising from any commercial relationship Seller may have with any of the Released Parties.

(e)          Notwithstanding anything to the contrary: (i) the foregoing release is conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any person or entity, upon termination of this Agreement in accordance with Article 8; and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this release.

Article 2
Representations and Warranties of the Company

Subject to the disclosures set forth in the disclosure schedule of the Company delivered to Acquirer concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates, unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed, the Company represents and warrants to Acquirer, as of the Agreement Date, as follows:

2.1           Organization, Standing, Power and Subsidiaries.

(a)          The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware. The Company has the corporate power to own, operate, use, distribute and lease its properties and to conduct the Business and are duly licensed or qualified to do business and are in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company is not in violation of any of the provisions of their certificate of incorporation, bylaws or other organizational documents, as applicable.

10

(b)          The Company does not have any Subsidiaries and the Company does not own or control, directly or indirectly, any Equity Interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any, corporation, partnership, limited liability company, joint venture or other business association or entity.

(c)          Schedule 2.1(c) of the Company Disclosure Schedule sets forth, as of the Agreement Date, a true, correct and complete list of: (i) the names of the members of the Company Board of Directors; and (ii) the names and titles of the officers of the Company.

(d)          Except as set forth in Schedule 2.1(d) of the Company Disclosure Schedule, the Company has not, since January 1, 2012, conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, business name or other name, other than its corporate name as set forth in this Agreement.

(e)          Except as set forth in Schedule 2.1(e) of the Company Disclosure Schedule, the Company (i) does not have any (A) properties or assets outside of the United States or (B) operations based outside of the United States, and (ii) did not have revenue in 2016 from customers outside of (based on the billing address provided by such customers) the United States.

2.2           Capital Structure.

(a)          The authorized share capital of the Company consists solely of one thousand (1,000) shares of Company Stock. A total of one hundred (100) shares of Company Stock are issued and outstanding as of the Agreement Date and owned by Seller. The Company holds no treasury shares. As of the Agreement Date, there are no other issued and outstanding shares of Company Capital Stock and no outstanding commitments (including without limitation any subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities) or Contracts of any character obligating the Company to issue, transfer or sell any shares of Company Capital Stock, any Equity Interests or any other securities of the Company or otherwise acquire or sell any securities. There are no issued and outstanding shares of Company Stock that are not vested under the terms of any Contract with the Company (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement) and no issued and outstanding shares of Company Stock are subject to any Contract providing for the vesting or repurchase of such shares of Company Stock. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights, rights of first refusal or "put" or "call" rights created by statute, the Charter Documents or any Contract to which the Company is a party or by which the Company or any of its assets is bound. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act, any other Applicable Law or "blue sky" laws, any shares of Company Capital Stock, any Equity Interests or any other securities of the Company. All issued and outstanding shares of Company Capital Stock were issued in compliance with all Applicable Law and all requirements set forth in the Charter Documents and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.

11

(b)          The Company has not adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person (in each case, which is currently in effect).

(c)          As of the Agreement Date, there are no authorized, issued or outstanding Equity Interests of the Company other than the Company Capital Stock. As of the Agreement Date, no Person has any Equity Interests of the Company, share appreciation rights, share units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or Seller is a party or by which it or its assets is bound, (i) obligating the Company or Seller to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested, or (ii) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right or Contract.

(d)          No Company Debt (i) granting its holder the right to vote on any matters on which Seller may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting share of the Company, is issued or outstanding as of the Agreement Date.

(e)          The Company has not, since January 1, 2014, repurchased, redeemed or otherwise reacquired any of its Company Capital Stock or any other Equity Interests. There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock between the Company and Seller.

(f)          The Company has not granted to any employee of the Company or other Person any offer letter or other Contract or Company Employee Plan (in each case that is currently in effect) that contemplates a grant of, or right to purchase or receive: (i) options to purchase shares of Company Capital Stock or other equity awards with respect to Company Capital Stock or (ii) any other securities of the Company.

(g)          No Person has a right to acquire from the Company any Company Capital Stock or any other Equity Interests of the Company.

12

2.3           Authority; Noncontravention.

(a)          Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board of Directors, by resolutions duly adopted (and not thereafter modified or rescinded) by the Company Board of Directors, has (i) approved this Agreement and approved the Share Purchase and the other Transactions and determined that this Agreement and the Transactions, including the Share Purchase, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and (ii) approved this Agreement in accordance with Applicable Law and the Charter Documents.

(b)          Non-Contravention. The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions by the Company will not, (i) result in the creation of (A) any Encumbrance on any of the material properties or assets of the Company or (B) any Encumbrance on any Company Capital Stock, (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Charter Documents or any resolution adopted by the Company Board of Directors, (B) any Material Contract or any Company License Agreement, or (C) any Applicable Law, or (iii) contravene, conflict with or result in a violation of, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under any Law or any Order to which the Company or any of the assets owned or used by the Company, is subject.

(c)          No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any Governmental Entity or any other Person (but excluding in each case any such action required under any Contracts) is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Transactions (including without limitations, antitrust laws and other Applicable Law) by the Company.

2.4           Company Financial Statements; Absence of Certain Changes.

(a)          Attached as Schedule 2.4(a) of the Company Disclosure Schedule are the Company's (i) audited balance sheet, statements of income and cash flows for the fiscal year of the Company ended December 31, 2015 (the "Audited Financial Statements"), (ii) unaudited balance sheet and statement of income for the nine months ended September 30, 2016 (the "September Financial Statements") and (iii) unaudited balance sheet as of December 31, 2016 (such balance sheet, the "Company Balance Sheet" and December 31, 2016, the "Company Balance Sheet Date"), statements of income and cash flows for the year ended December 31, 2016 (together with the September Financial Statements, the "Interim Financial Statements"). Such Company Financial Statements (x) were prepared, to the extent applicable and in all material respects, in accordance with the books and records of the Company, (y) present fairly in all material respects the financial condition of the Company at the date or dates therein indicated and the results of operations for the period or periods therein specified except as noted in Schedule 2.4(a) of the Company Disclosure Schedule and (z) have been prepared in accordance with GAAP except as noted in Schedule 2.4(a) of the Company Disclosure Schedule, and except, in the case of unaudited Company Financial Statements, for the omission of notes thereto and customary year-end adjustments.

13

(b)          Since the Balance Sheet Date, the Company has not incurred (i) any Liabilities that GAAP (as applied by the Company on a consistent basis) would require to be reflected or reserved against on a balance sheet of the Company as of the date hereof or (ii) to the Knowledge of the Company, any other material Liability, other than (A) those set forth or adequately provided for in the Company Balance Sheet included in the Company Financial Statements, (B) those incurred in the conduct of the Company's business since the Company Balance Sheet Date in the ordinary course, consistent with past practice, (C) Transaction Expenses reflected on the Company Closing Financial Certificate and (D) Liabilities that are listed on Schedule 2.4(b) of the Company Disclosure Schedule. The Company does not have any off balance sheet liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. Except as set forth in Schedule 2.4(b) of the Company Disclosure Schedule, there are no Company Debts.

(c)          Neither the Company nor, to the Knowledge of the Company, any current or former employee, advisor, consultant or director of the Company, has identified or been notified in writing of any fraud, whether or not material, that involves the Company or the Company's management or other current or former employees, consultants, advisors or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any written claim or allegation regarding any of the foregoing.

(d)          Except as set forth in Schedule 2.4(d) of the Company Disclosure Schedule, since the Company Balance Sheet Date:

(i)          the Company has not declared or paid any non-cash dividends, or authorized or made any non-cash distribution upon or with respect to any Company Stock.

(ii)         other than the Company Debt, the Company has not incurred any indebtedness for money borrowed or, other than in the ordinary course of business, incurred any other Liabilities in excess of $50,000 individually or $150,000 in the aggregate;

(iii)        the Company has not made any loans, guarantees or advances, nor has provided any type of security interest whatsoever (other than in connection with the Company Debt) to any Person, other than ordinary advances for expenses;

(iv)        the Company has not sold, exchanged or otherwise disposed of any material assets or rights other than non-exclusive licenses in the ordinary course of its business;

14

(v)         the Company has not entered into any transactions with any of its officers, directors or employees or any entity controlled by any of its officers or directors;

(vi)        there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, or business of the Company;

(vii)       there has not been any waiver by the Company of a material right or of a material debt owed to it;

(viii)      there has not been any material change in any compensation or benefits arrangement or Contract with any employee, officer, director or shareholder of the Company;

(ix)         through the Agreement Date, there has not been any resignation or termination of employment of any officer or Key Employee and the Company has no Knowledge of any impending resignation or termination of employment of any such officer or Key Employee;

(x)          there has not been any change in any tax election or method of tax accounting made or used by the Company, or any settlement or final determination of any tax audit, claim, investigation, litigation or other proceeding or assessment involving the Company;

(xi)         there has not occurred any event or events that have had, or would reasonably be expected to have, a Material Adverse Effect on the Company;

(xii)        there has not been any arrangement or commitment by the Company or any other Person acting on behalf of the Company to do any of the things described in this Section 2.4(d);

(xiii)       the Company has not received written notice of any claims or matters raised by any individual, Governmental Entity, or workers' representative organization, bargaining unit or union, regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company;

(xiv)      there has not been any issuance or sale, or contract or agreement to issue or sell, by the Company of any shares of Company Stock, or securities convertible into, or exercisable or exchangeable for, shares of Company Stock, or any securities, warrants, options or rights to purchase any of the foregoing; and

(xv)       there has not been any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP.

15

2.5           Litigation. Except as set forth in Schedule 2.5 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, mediation, arbitration or investigation (of which the Company has received notice, whether written or oral) pending before any Governmental Entity, or, to the Knowledge of the Company, threatened, against the Company or any of its assets or properties or, to the Knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). Except as set forth in Schedule 2.5 of the Company Disclosure Schedule, there is no judgment, decree, injunction or order binding against the Company, any of its assets or properties, or, to the Knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). Except as set forth in Schedule 2.5 of the Company Disclosure Schedule, the Company does not have any action, suit, proceeding, mediation or arbitration pending against any other Person.

2.6           Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company that has or would reasonably be expected to have, whether before or after consummation of the Share Purchase, the effect of prohibiting or impairing any material current business practice of the Company.

2.7           Compliance with Laws; Governmental Permits.

(a)          The Company has complied in all material respects with, is not in material violation of, and, since January 1, 2014, has not received any written notices of violation with respect to, any Applicable Law. Neither the Company nor, to the Knowledge of the Company, any director, officer or employee (in their capacities as such), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b)          The Company has obtained each governmental consent, business license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required for the operation of the Company's business or the holding of any such interest in each case except for such consents, business licenses, permits, grants and other authorizations the failure to obtain would not be material to the business of the Company (all of the foregoing consents, business licenses, permits, grants, and other authorizations (and excluding Contracts with any Governmental Entity), collectively, the "Company Authorizations"). All of the Company Authorizations are in full force and effect. The Company has not, since January 1, 2012, received any written notice from any Governmental Entity regarding (i) any actual violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, merely as a result of the consummation of the transactions contemplated by this Agreement, and the mere consummation of the Transactions will not give any Governmental Entity the right to revoke, terminate or modify any Company Authorization (ignoring for purposes of this sentence any effect relating to the identity of Acquirer or its operations).

16

2.8           Title to Property and Assets. The Company has good and marketable title to all of its material properties, interests in properties and assets, real and personal, reflected on the Company Financial Statements or acquired after the Company Balance Sheet Date, except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). The tangible property and equipment of the Company used in the operation of its business, taken as a whole, are in such operating condition and repair, subject to normal wear and tear, as necessary for the conduct of the Business. All properties used in the operations of the Company are reflected on the Company Financial Statements to the extent required under GAAP to be so reflected. Schedule 2.8 of the Company Disclosure Schedule identifies each parcel of real property leased by the Company. The Company has adequate rights of ingress and egress into any real property used in the operation of its business. The Company has heretofore made available to Acquirer's counsel true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not currently own any real property.

2.9           Intellectual Property.

(a)          As used in this Agreement, the following terms have the meanings indicated below:

(i)          "Company IP Rights" means (A) any and all Intellectual Property used in the conduct of the business of the Company as currently conducted by the Company and (B) any and all other Intellectual Property owned by the Company.

(ii)         "Company IP Rights Agreements" means any Contract of the Company governing any Company IP Rights, to which the Company is a party or by which the Company is bound, except for contracts for Third Party Intellectual Property that are generally available software and licenses for an annual fee under $1,000.

(iii)        "Company License Agreements" means the Contracts listed in subsection (vi) of Schedule 2.9(c) of the Company Disclosure Schedule.

(iv)        "Company-Owned IP Rights" means (A) Company IP Rights that are owned or are purportedly owned by and (B) Company IP Rights that were developed for the Company by full or part time employees or consultants of the Company and which are owned by the Company. For the avoidance of doubt, Company-Owned IP Rights exclude Company IP Rights licensed to, rather than owned by, the Company.

17

(v)         "Company Products" means all products produced, marketed, licensed, sold or distributed by or on behalf of the Company.

(vi)        "Company Registered Intellectual Property" means all active or pending United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company.

(vii)       "Company Source Code" means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary algorithm contained in or relating to any software source code of any Company-Owned IP Rights or Company Products.

(viii)      "Intellectual Property" means any and all worldwide industrial and intellectual property and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

(ix)         "Open Source Materials" means all software or other material that is distributed as "free software" or "open source software" or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU AFFERO General Public License (AGPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

18

(x)          "Third Party Intellectual Property" means any and all Intellectual Property owned by a third party.

(b)

(i)          Schedule 2.9(b)(i) of the Company Disclosure Schedule lists all Company Products.

(ii)         Schedule 2.9(b)(ii) of the Company Disclosure Schedule lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made.

(iii)        Schedule 2.9(b)(iii) of the Company Disclosure Schedule sets forth a list of all actions that are required to be taken by the Company, including payment of applicable registration, maintenance and/or renewal fees, within 90 days of the Closing Date with respect to any of the Company Registered Intellectual Property in order to avoid impairment to or abandonment of such Company Registered Intellectual Property.

(iv)        Schedule 2.9(b)(iv) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited since January 1, 2014, or is or may be required to deposit, with an escrow holder or any other Person, any of the Company Source Code.

(c)          Except as set forth in Schedule 2.9(c) of the Company Disclosure Schedule:

(i)          The Company (A) owns or (B) has the valid right or license to all Company IP Rights. The Company IP Rights are sufficient for the conduct of the Business as currently conducted, free and clear of any Encumbrances (other than Permitted Encumbrances), and without any conflict with or infringement upon the rights of other.

(ii)         The Company owns and has good and exclusive title to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances). The right, license and interest of the Company in and to all Third Party Intellectual Property rights licensed by the Company from a third party are free and clear of all Encumbrances (other than Permitted Encumbrances and the terms of the applicable license or other agreement with the applicable Third Party).

19

(iii)        Neither the execution and delivery or effectiveness of this Agreement, the consummation of the Transactions, nor the performance of the Company's obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company-Owned IP Right, or impair the right of the Company to use, possess, sell or license any Company-Owned IP Right or portion thereof. Except as (A) required under Applicable Laws and (B) applicable under the terms contained in (1) licenses and other agreements regarding Third Party Intellectual Property (including Open Source Materials) and (2) end user licenses entered into by users of the Company Products, all Company-Owned IP Rights or, to the Company's Knowledge, Third Party Intellectual Property that is used by or licensed to the Company is currently fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any third party.

(iv)        Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States and/or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company's ownership interests therein.

(v)         None of the Company IP Rights Agreements grants any third party the right to sublicense any Company-Owned IP Rights or exclusive rights to or under any Company-Owned IP Rights (except for time-limited limitations on the Company's right to commercialize Company-Owned IP).

(vi)        Except for payments under the Company License Agreements set forth in subsection (vi) of Schedule 2.9(c) of the Company Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors in the scope of their engagement) in excess of $10,000 per annum as a result of the ownership, use, possession, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company, and there are no options, licenses or agreements of any kind relating to any Company Owned IP Rights outside of customary nonexclusive (except for time-limited limitations on the Company's right to commercialize Company-Owned IP) end user terms of service entered into by users of the Company Products in the ordinary course of business.

(vii)       There currently is no and since January 1, 2014 there has not been any unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company. Since January 1, 2014, the Company has not brought any action, suit or proceeding against a third party for infringement or misappropriation of any Company-Owned IP Rights or breach of any Company IP Rights Agreement.

20

(viii)      Since January 1, 2014, the Company has not been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property of any third party or which contests the validity, ownership or right of the Company to exercise any Company IP Rights. Since January 1, 2014, the Company has not received any written communication that involves an offer to license or grant any other rights or immunities under (A) any patent rights or (B) any other Third Party Intellectual Property to avoid infringement.

(ix)         The operation of the Business, including (A) with respect to any Company Product, the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of such Company Product in any country in which the Company conducts such activities in relation to such Company Product, and (B) the Company's use of any product, device or process used in the Business, does not infringe or misappropriate the Intellectual Property of any third party in a manner that would (i) give rise to indemnity obligations on the part of the Company under the applicable Contract, (ii) prevent the Company from using its products, devices or processes as currently used by the Company or (iii) constitute unfair competition or unfair trade practices under the laws of the applicable jurisdiction.

(x)          None of the Company-Owned IP Rights, the Company Products or the Company is subject to any proceeding or outstanding order, Contract or stipulation (A) restricting in any manner the use, transfer, or licensing by the Company of any Company-Owned IP Right or (B) which may affect the validity or enforceability of any Company-Owned IP Right.

(xi)         Since January 1, 2014, the Company has not received any written opinion of counsel that any Company Product or the operation of the Business infringes or misappropriates any Third Party Intellectual Property.

(xii)        Since January 1, 2014, the Company has secured contractually or through operation of law from all of its consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights unencumbered and unrestricted exclusive ownership of (a) all such contributions created in connection with their services to the Company and (b) all such third party's Intellectual Property in such contribution that the Company does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. To the Knowledge of the Company, since January 1, 2014, no current or former employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract executed with the Company relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee's, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company (excluding any such technology, software or other copyrightable, patentable or otherwise proprietary work that was intended to be owned by a customer of the Company (pursuant to a written agreement with such customer)) that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

21

(xiii)       To the Knowledge of the Company, the employment of any employee of the Company or the use by the Company of any consultant or independent contractor does not subject the Company to any Liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company, whether such Liability is based on contractual or other legal obligations to such third party.

(xiv)      No current or former employee, consultant or independent contractor of the Company has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(xv)       To the extent that any Intellectual Property that is or was Third Party Intellectual Property is incorporated into, integrated or bundled with, or used by the Company in the development, manufacture or compilation of any of the Company Products, the Company has the right to use such Third Party Intellectual Property in such Company Products sufficient for the conduct of the Business.

(xvi)      Since January 1, 2012, the Company has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights ("Confidential Information"). Since January 1, 2012, all use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written Contract between the Company and such third party. Since January 1, 2012, all use, disclosure or appropriation of Confidential Information by the Company not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful. All current and former employees and consultants of the Company having access to Confidential Information or proprietary information of any of the customers or business partners of the Company have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners).

(xvii)     The Company is in material compliance with the terms and conditions of all licenses for all Open Source Materials used by the Company in connection with the development, production or distribution of any Company Products.

22

(xviii)    Since January 1, 2012, the Company has not (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned IP Rights or Company Products, (B) distributed Open Source Materials in conjunction with any Company-Owned IP Rights or Company Products or (C) used Open Source Materials in such a way that, with respect to (A), (B), or (C), creates obligations for the Company with respect to any such Company-Owned IP Rights to grant to any third party any rights or immunities under any such Company-Owned IP Rights that require, as a condition of use, modification and/or distribution of such Open Source Materials that other Company-Owned IP Rights incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works or (z) be redistributable at no charge.

(xix)       The software included in the Company Products or software used in the provision of any Company Product does not contain any disabling mechanisms or protection features which are designed to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such Company Product software is stored or installed or damage or destroy any data or file without the user's consent.

(xx)        All Company Products sold, licensed, leased or delivered by the Company to customers and all services provided by or through the Company to customers, in each case since January 1, 2012, conform in all material respects to applicable contractual commitments, and express and statutorily implied warranties, all to the extent any such warranties, representations, materials, specifications or documentation (a) are not subject to legally effective express exclusions thereof and (b) are otherwise applicable to such Company Products. The Company does not have any Liability for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Financial Statements. The Company Products can be legally sold in each geographical market in which they are currently sold or marketed.

(xxi)       Since January 1, 2012, the Company has used commercially reasonable efforts to document all bugs, errors and defects in all the Company Products, and such documentation is retained and is available internally at the Company.

(xxii)      For all software used by the Company in providing services, or in developing or making available any of the Company Products, the Company has implemented any and all material security patches or upgrades that are generally available for that software.

23

(xxiii)     Since January 1, 2014, no (A) government funding (excluding Contracts for the license of Company Products with any Governmental Entity), (B) facilities of a university, college, other educational institution or research center or (C) funding from any Person (other than funds received in consideration for shares of Company Capital Stock) was used in the development of the Company-Owned IP Rights. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. The Company has not, since January 1, 2014, received any grant, loan, incentive, subsidy, award, participation, exemption, status, cost sharing arrangement or reimbursement arrangement, relief or privilege provided or made available by any Person in connection with Company-Owned IP Rights.

(xxiv)    The Company is not now and since January 1, 2014 has not been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate any of the Company to grant or offer to any other Person any license or right to any Company-Owned IP Rights. In addition, if any Company-Owned IP Rights were acquired from a Person other than an employee of or contractor to the Company, then, such Person is not now nor since January 1, 2014 has been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to have required or obligated such Person to grant or offer to any other Person any license or right to such Intellectual Property. The Company does not have a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company-Owned IP Rights by virtue of the Company's or any other Person's membership in, promotion of, or contributions to any industry standards body or any similar organization.

(xxv)     The Company has written privacy policies which govern its collection, use and disclosure of personal identifiable information and the Company is in compliance in all material respects with such privacy policies. The Company has complied in all material respects with all Applicable Laws and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company. The execution, delivery and performance of this Agreement, will comply in all material respects with all Applicable Laws relating to privacy and with the Company's privacy policies. Since January 1, 2014, the Company has not received a written complaint regarding the Company's collection, use or disclosure of personally identifiable information.

(xxvi)    The Company has implemented and maintains an information security plan with reasonable physical, administrative and technical safeguards for the protection of Company data and in compliance with Applicable Law. Since January 1, 2014, the Company has not experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company's possession, custody or control. The Company's computer systems, including external communication systems, are configured in accordance with and perform in compliance with generally accepted security standards. The Company has compiled written policy guidelines for all parties with access to its computer systems regarding use of its computer systems, including use of the Internet and e-mail, and to the Knowledge of the Company, since January 1, 2014, such policy guidelines have been complied with in all material respects.

24

2.10         Taxes.

(a)          The Company has properly completed and timely filed (or will properly complete and timely file before the Closing Date) all material Tax Returns required to be filed by it prior to the Closing Date and has timely paid (or will timely pay prior to the Closing Date) all Taxes required to be paid by it prior to the Closing Date (whether or not shown on any Tax Return). All such Tax Returns were or will be, in each case upon the filing thereby, complete and accurate and prepared in compliance in all material respects with Applicable Law. There is no written claim for Taxes being asserted against the Company that has resulted in an Encumbrance (other than a Permitted Encumbrance) against any of the assets of the Company.

(b)          The Company has delivered to Acquirer true, correct and complete copies of all material Tax Returns relating to income taxes filed by the Company and StoneRiver Corporate, LLC for periods ending after December 31, 2013, and all examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and StoneRiver Corporate, LLC received by the Company and StoneRiver Corporate, LLC after December 31, 2013.

(c)          The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice.

(d)          There is (i) no action, suit, investigation, contest, or audit pending, or proposed or threatened in writing, by any Tax Authority with respect to Taxes for which the Company may be liable, (ii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iii) no agreement to any extension of time for filing any Tax Return that has not been filed. No claim has been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, other than nexus questionnaires to which the Company has responded or intends to respond.

(e)          The Company is a resident for Tax purposes solely in its country of incorporation, and the Company is not subject to Tax in any jurisdiction other than its country of incorporation whether by virtue of having employees, a permanent establishment (within the meaning of an applicable Tax treaty), or any other place of business in such jurisdiction or by virtue of exercising management and control in such jurisdiction.

(f)          The Company has provided to Acquirer all documentation relating to any applicable Tax holidays or incentives (other than incentives generally available by operation of Law without application to or action by any Tax Authority). The Company is in compliance with the requirements of all such Tax holidays and incentives and none of the Tax holidays or incentives will be jeopardized by the consummation of the Transactions.

25

(g)          The Company has not been and will not be as a result of the execution thereby of this Agreement or the consummation of the Transaction required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Share Purchase.

(h)          The Company is not and, since 2009, has not been a controlled foreign corporation (as defined in Section 957 of the Code).

(i)          The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, other than customary provisions relating to the allocation of sales, use, or property taxes in any agreement that does not primarily relate to Tax matters, and the Company does not have any Liability or potential Liability to another party under any such Tax sharing, Tax indemnity, or Tax allocation agreement.

(j)          The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Applicable Law.

(k)          The Company has not participated in, and is not currently participating in, a "Listed Transaction" or a "Reportable Transaction" within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(l)          Except as set forth on Schedule 2.10(l) of the Company Disclosure Schedule, neither the Company nor any predecessor of the Company is or, since 2009, has been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

(m)          Except as set forth on Schedule 2.10(m) of the Company Disclosure Schedule, the Company does not have any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by operation of Applicable Law, or by Contract (other than Contracts that do not primarily relate to Tax matters and contain customary provisions relating to the allocation of sales, use, or property Taxes).

(n)          The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment made pursuant to Section 481 of the Code as a result of a change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) "closing agreement" described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to section 367 or 482 of the Code) entered into on or prior to the Closing Date, (iv) any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) existing as of the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) election under Section 108(i) of the Code made on or prior to the Closing Date or (vii) prepaid amount received on or prior to the Closing Date.

26

(o)          The Company has not received any private letter ruling from the IRS (or any comparable Tax ruling from any other Tax Authority.

(p)          The Company is not a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

(q)          The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided to the Company.

(r)          The Company is not, and it has never been, a "United States real property holding corporation" within the meaning of Section 897 of the Code, and the Company has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.

(s)          The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Share Purchase.

(t)          The Company has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law) and (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws.

(u)          The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) ("PFIC"), or other foreign entity the income of which is required to be included in the income of the Company. The Company is not and, since 2009, has not been a controlled foreign corporation (as defined in Section 957 of the Code). The Company is not and will not be a PFIC or a controlled foreign corporation (as defined in Section 957 of the Code) for its taxable year that includes the day immediately preceding the Closing Date.

(v)         The Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any shares of Company Capital Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers.

27

(w)          Schedule 2.10(w) of the Company Disclosure Schedule lists all "nonqualified deferred compensation plans" (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party either is exempt from or complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is under no obligation to gross up any Taxes under Section 409A of the Code.

(x)          The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm's length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(y)          Except as set forth on Schedule 2.10(y) of the Company Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any ERISA Affiliate to which the Company is a party or by which the Company or its assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be characterized as a "parachute payment" within the meaning of Section 280G of the Code (or any corresponding or similar provision of state or local Tax law). No Person (whether United States or foreign) will be as of the Closing, with respect to the Company, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

(z)          For U.S. federal income tax purposes, the merger of StoneRiver Corporate, LLC into the Company was an exchange qualifying for nonrecognition of gain under section 351 of the Code.

Without limiting any Indemnified Person’s right to indemnification for Pre-Closing Taxes under Section 9.2(a)(v), the representations and warranties made in this Section 2.10 (other than Section 2.10(n)) address only the activities of the Company prior to the Closing and do not constitute representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, any Taxes or Tax matters attributable to any period commencing, or any Tax position taken, after the Closing.

28

2.11         Employee Benefit Plans and Employee Matters.

(a)          Employee List. Schedule 2.11(a) of the Company Disclosure Schedule contains a list of all Company Employees as of two (2) Business Days prior to the Agreement Date, and correctly reflects: (i) their name and dates of hire; (ii) their position, full-time or part-time status, including each Company Employee's classification as either exempt or non-exempt from the overtime requirements under any Applicable Law; (iii) their current monthly base salary or hourly wage rate, as applicable; (iv) bonus eligibility, year-to-date commissions, vacation entitlement and accrued vacation; and (v) their city/country of employment. As of the date of this Agreement, there is no Person who has accepted an offer of employment made by the Company but whose employment has not yet started.

(b)          Schedule 2.11(b) of the Company Disclosure Schedule contains a list of all the Company's Company Contractors as of five (5) Business Days prior to the Agreement Date, and, for each such individual such individual’s billing rate. All Company Contractors engaged since January 1, 2012 were correctly classified as Company Contractors and would not reasonably be expected to be reclassified by any Governmental Entity as employees of the Company for any purpose whatsoever. The Company is not delinquent with respect to any payments due and payable to Company Contractors for services provided to the Company.

(c)          Schedule 2.11(c) of the Company Disclosure Schedule lists, with respect to the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all share option, share purchase, phantom share, share appreciation right, restricted share unit, severance, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iii) all material bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (iv) all other material fringe or employee benefit plans, programs or arrangements and (v) all material management, employment, executive compensation, relocation, repatriation, expatriation or severance agreements, as to which any unsatisfied obligations of the Company remain for the benefit of, or relating to, any Company Employee or non-employee director of the Company (all of the foregoing described in clauses (i) through (iv), collectively, the "Company Employee Plans").

(d)          Except as set forth on Schedule 2.11(d) of the Company Disclosure Schedule, the Company does not sponsor or maintain any self-funded Company Employee Plan providing medical, dental, or vision benefits, including any plan to which a stop-loss policy applies. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements, or has been established under a prototype or volume submitter plan for which an Internal Revenue Service opinion or advisory letter has been obtained and that is valid as to the adopting employer. The Company has provided to Acquirer a true, correct and complete copy of the most recent Internal Revenue Service determination, advisory, or opinion letter issued with respect to each such Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, and nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.

29

(e)          None of the Company Employee Plans promises or provides retiree medical, dental or vision benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or similar law of any state or foreign jurisdiction. Each Company Employee Plan complies, in both form and operation, in all material respects, with its terms and with all Applicable Laws, and the Company has not incurred any material fine or penalty under any such plan for any open Tax year and no condition exists or event has occurred with respect to any such plan which would reasonably be expected to result in the incurrence by the Company of any material fine or penalty.

(f)          Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company (other than ordinary administrative expenses typically incurred in a termination event and except as required by applicable Laws).

(g)          Neither the Company nor any ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h)          Neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA or any "multiple employer plan" as such term is defined in Section 413(c) of the Code.

(i)          The Company is in compliance in all material respects with all Applicable Laws respecting employment, termination of employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors or employees), wages, pay slips, working hours, overtime and overtime payments, working during rest days, termination and severance payment, and engaging Company Contractors through services providers (such as staffing firms and similar agencies). Since January 1, 2014, the Company has not received written notice of complaints, charges or claims against the Company, and there are no material controversies, complaints, charges or claims pending or, to the Knowledge of the Company, threatened, between the Company and any current or former Company Employees, based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by the Company, or of any individual or Company Contractor, which controversies have resulted or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity.

30

(j)          The Company has made available to Acquirer true, correct and complete copies of each of the following: all current Company Employee Plan documents including any amendments and related insurance contracts; all forms of currently effective offer letters; all forms of currently effective employment agreements and severance agreements; all currently effective agreements with staffing firms providing Company Contractors; all agreements relating to acceleration of vesting rights; all forms of confidentiality, non-competition or inventions agreements between current employees/consultants and the Company and any arrangement pursuant to which the Company may have Liability with respect thereto.

(k)          The Company is not nor has it been a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company, and the Company does not have any duty to bargain with any labor organization. There are no labor organizations representing, and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent, any Company Employees. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize the employees of the Company. There is no and has not been any labor dispute, strike or work stoppage against the Company, whether in the past or now pending or, to the Knowledge of the Company, threatened that may interfere with the conduct of the Business. Neither the Company nor, to the Knowledge of the Company, any of its Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or, to the Knowledge of the Company, threatened. The Company does not have any unsatisfied obligations of any nature to any of its former Company Employees or Company Contractors, except as set forth in the Company Employee Plans, and their termination was in compliance with all material Applicable Laws and Contracts.

(l)          To the Knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the Knowledge of the Company, no Company Contractor is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such Company Contractor to be providing services to the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.11(l) of the Company Disclosure Schedule, no Company Employee has given written notice to the Company of the intent to terminate his or her employment with the Company. The employment of each of the Company Employees is in accordance with Applicable Law and the Company has no obligation under any Contract to provide a written prior notice prior to terminating the employment of any of its employees except as set forth on Schedule 2.11(l) of the Company Disclosure Schedule. As of the Effective Closing Time, except as set forth on Schedule 2.11(l) of the Company Disclosure Schedule, the Company has not (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment or engagement to any present employee or Company Contractor of the Company and/or (ii) promised or otherwise provided any written assurances to any present employee or Company Contractor of any terms or conditions of employment with Acquirer following the Closing.

31

(m)          Except as set forth on Schedule 2.11(m) of the Company Disclosure Schedule, other than as expressly contemplated by this Agreement or under Applicable Law, neither the execution and delivery of this Agreement, the consummation of the Share Purchase or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company, (iii) increase the amount of compensation due to any Person or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person.

(n)          Without derogating from any of the above representations, the Company's liability towards Company Employees regarding severance pay, accrued vacation and contributions to all Company Employee Plans are fully funded or if not required by any source to be funded are accrued on the Company's financial statements as of the date of such financial statements. All amounts that the Company is legally or contractually required to either (i) deduct from its employees' salaries and any other compensation or benefit or to transfer to such employees' Company Employee Plan or (ii) withhold from employees' salaries and any other compensation or benefit and to pay to any Governmental Entity as required by any Applicable Law have in either case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

(o)          The Company and any ERISA Affiliate have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act") and all similar state or local Laws. The Company has not taken any action which would constitute a "plant closing" or "mass layoff" within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former employees previously terminated by the Company or an ERISA Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Laws, if incurred, have been paid and no terminations on or prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.

32

2.12         Interested Party Transactions. Neither Seller nor, to the Knowledge of the Company, any officer or director of the Company has any direct or indirect ownership, participation, royalty or other material financial interest in, or is an officer or director of, any firm, partnership, entity or corporation that competes with, or does material business with, the Company (except with respect to any interest in less than one percent (1%) of the shares of any corporation whose shares are publicly traded and except with respect to interests of Stone Point Capital LLC and its Affiliates and employees in portfolio companies of the funds managed by Stone Point Capital LLC). Neither Seller nor, to the Knowledge of the Company, any officer or director of the Company is a party to any Contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof and except for those Contracts of the Company entered into in the ordinary course of business on arm's length terms with portfolio companies of the funds managed by Stone Point Capital LLC, solely for the provision of products or services to such portfolio companies, or by such portfolio companies, in the Company's ordinary course of business.

2.13         Insurance. Schedule 2.13 of the Company Disclosure Schedule lists all current insurance policies (by policy number, insurer, annual premium, expiration date, and amount and scope of coverage) held by the Company. Except as set forth on Schedule 2.13 of the Company Disclosure Schedule, as of the date of this Agreement, there is no claim pending under any of such policies. All premiums due and payable under all such policies have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds. All such policies remain in full force and effect, except to the extent such enforceability may be limited by the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Applicable Law affecting creditors' rights generally and general principles of equity or public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.14         Books and Records. The Company has provided to Acquirer true, correct and complete copies of the Charter Documents. There has not been any violation of any of the provisions of the Charter Documents, including all amendments thereto, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the shareholders of the Company or the Company Board of Directors. The books, records and accounts of the Company have been maintained in accordance with reasonable business practices on a basis consistent with prior years.

2.15         Material Contracts.

(a)          Except for this Agreement and the Contracts specifically identified in Schedule 2.15(a) of the Company Disclosure Schedule, the Company is not a party to or bound by any of the following Contracts (each, as may be amended from time to time, a "Material Contract"):

(i)          any distributor, original equipment manufacturer, reseller, value added reseller, sales, advertising, agency or manufacturer's representative Contract pursuant to which any Person has a right to resell or distribute any Company Product;

33

(ii)         any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(iii)        any Contract for capital expenditures in excess of $100,000 in the aggregate;

(iv)        any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or any Contract granting most favored nation pricing, exclusive sales, distribution or marketing rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services, excluding in each case any confidentiality or non-disclosure Contracts entered into in the ordinary course of business, consistent with the Company's past practices;

(v)         any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $25,000 per annum;

(vi)        any Contract, the primary purpose of which, is a guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or indebtedness of any other Person;

(vii)       any Contract providing for the development of any material software, content, technology or Intellectual Property, independently or jointly, by or for the Company;

(viii)      any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(ix)         (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $10,000 per annum;

(x)          any Contract for the employment of any director, officer or, employee of the Company or any other type of Contract with any officer or employee of the Company that is not immediately terminable by the Company without cost or Liability (except for any notice period, payment or severance payment due under Applicable Law), including any Contract requiring it to make a payment to any director, officer or employee on account of the Share Purchase, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

34

(xi)         any Contract or plan (including any share option, merger and/or share bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares, other securities or options, warrants or other rights therefor;

(xii)        any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xiii)       any Contract with any investment banker, broker, advisor or similar party retained by the Company in connection with this Agreement and the transactions contemplated hereby; or

(xiv)      any Contract pursuant to which the Company has, in the last five (5) years, acquired a business or entity, whether by way of merger, consolidation, purchase of shares, purchase of assets or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person.

(b)          The term "Material Contract" also includes (i) Contracts with customers representing the twenty (20) largest sources of customer revenues for the Company in 2015 in each of the "P&C" and "Life" Divisions of the Company, which Contracts are specifically identified in Schedule 2.15(b)(i) of the Company Disclosure Schedule, and (ii) Contracts with suppliers representing the twenty (20) largest sources of supply of products and/or services to the Company, excluding employee compensation and benefits and Affiliate overhead charges, based on amounts paid to suppliers in 2015, which Contracts are specifically identified in Schedule 2.15(b)(ii) of the Company Disclosure Schedule. The Contracts listed in (x) Schedule 2.15(b)(i) of the Company Disclosure Schedule represent Contracts with those sources of customer revenues for the Company representing in the aggregate more than 69% and 78%, respectively, of the customer revenues in each of the "P&C" and "Life" Divisions of the Company in 2015 and (y) Schedule 2.15(b)(ii) of the Company Disclosure Schedule represent Contracts with those sources of supply of products and/or services to the Company, excluding employee compensation and benefits and Affiliate overhead charges, representing in the aggregate more than 69% of the supply of products and/or services to the Company, excluding employee compensation and benefits and Affiliate overhead charges, based on amounts paid to suppliers in 2015.

(c)          All Material Contracts are in written form. Except for Material Contracts that have expired in accordance with their terms, each of the Material Contracts and the Company License Agreements is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth in Schedule 2.15(c) of the Company Disclosure Schedule, there exists no material default nor any event of default or event, occurrence, condition or act, with respect to the Company or, to the Knowledge of the Company, any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a material default or an event of default under any Material Contract or any Company License Agreements, or (ii) give any third party (A) the right to declare a default or exercise a material remedy under any Material Contract or any Company License Agreements, (B) the right to accelerate the maturity or performance of any material obligation of the Company under any Material Contract or any Company License Agreements or (C) the right to cancel, terminate or modify any Material Contract or any Company License Agreements. Except as set forth in Schedule 2.15(c) of the Company Disclosure Schedule, the Company has not received any written notice regarding any actual material breach of, or material default under, any Material Contract or any Company License Agreements. True, correct and complete copies of all Material Contracts and Company License Agreements have been made available to Acquirer prior to the date hereof.

35

2.16         Transaction Fees. The Company is not obligated for any finder's, broker's fee, commission or any similar fee, to any Person, in connection with this Agreement or the Transactions.

2.17         Foreign Corrupt Practices. None of the Company and, to the Knowledge of the Company, any other Person acting for or on behalf of the Company has (i) taken any action, directly or indirectly, in violation of Applicable Law (including the U.S. Foreign Corrupt Practices Act), in furtherance of an offer, payment, promise to pay, or authorization or approval of any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person (including any Governmental Entity (or employee or representative thereof), government owned or controlled enterprise, public international organization, political party and candidate for public office) private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for business or Contracts secured, (B) to pay for favorable treatment for business or Contracts secured, (C) to obtain special concessions or for special concessions already obtained, (D) to improperly influence or induce any act or decision or (E) to secure any improper advantage or (ii) established or maintained any fund or asset that has not been accurately recorded in the books and records of the Company. Except as set forth on Schedule 2.17 of the Company Disclosure Schedule, the Company has not conducted or initiated an internal investigation, made a voluntary or other disclosure to a Governmental Entity, or been the subject of any legal proceedings or governmental investigation or inquires or received any written notice or citation from any Governmental Entity related to alleged violations of applicable criminal law including anti-bribery and anti-money laundering laws such as the U.S. Foreign Corrupt Practices Act. No governmental official and no close relative or family member of a governmental official (i) holds a direct or indirect equity ownership or, to the Company's Knowledge, other economic interest, in the Company (excluding any direct or indirect investors in Fiserv SR Holdings LLC, Trident FIS PF Holdings, LLC or Trident IV, L.P.), (ii) serves as a Representative of the Company or (iii) will receive, directly from or on behalf of the Company, any fee or other payment as a result of the consummation of this Transaction (ignoring for purposes hereof any effect resulting from the identity of Acquirer or its operations).

36

2.18         Environmental, Health and Safety Matters. The Company is not in violation of any material Applicable Law relating to the environment or occupational health and safety, and no material expenditures are required in order to comply with any such Applicable Law. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by the Company or, to the Knowledge of the Company, by any other Person on any property owned, leased or used by the Company. For the purposes of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign Applicable Law that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials, or (b) any petroleum products or nuclear materials.

2.19         Export Control Laws. The Company has conducted its export transactions in all material respects in accordance with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) the Company has obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, "Export Approvals"), (ii) the Company is in compliance in all material respects with the terms of all applicable Export Approvals, (iii) there are no pending Legal Proceedings or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, and (iv) to the Knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company's export transactions that would reasonably be expected to give rise to any future claims.

2.20         Customers and Suppliers.

(a)          Except as set forth in Schedule 2.20(a) of the Company Disclosure Schedule, the Company does not have any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2015 or the year ended on the Company Balance Sheet Date, was one of the 20 largest sources of revenues for the Company based on amounts billed (each, a "Significant Customer"). Each Significant Customer is listed on Schedule 2.20(a) of the Company Disclosure Schedule. The Company has not received written notice from any Significant Customer that such customer shall not continue as a customer of the Company or that such Significant Customer intends to materially reduce its consumption of Company Products.

(b)          The Company does not have any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2015 or the year ended on the Company Balance Sheet Date, was one of the 10 largest suppliers of products and/or services to the Company based on amounts paid (each, a "Significant Supplier"). Each Significant Supplier is listed on Schedule 2.20(b) of the Company Disclosure Schedule. The Company has not received written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or that such Significant Supplier intends to terminate or materially modify its existing Contracts with the Company with respect to products and services supplied by such Significant Supplier.

37

(c)          The accounts receivable shown on the Company Balance Sheet (excluding the BWC Receivables) arose in the ordinary course of business, consistent with past practices and represented bona fide transactions. The accounts receivable of the Company arising after the Balance Sheet Date and through the Effective Closing Time (excluding the BWC Receivables) arose or shall arise in the ordinary course of business, consistent with past practices and represented or shall represent bona fide transactions. The BWC Receivables represent bona fide transactions. The Company has sent invoices or plans to send invoices relating to the amounts that are included on Exhibit G as BWC Receivables. No Person has any lien (other than Permitted Encumbrances) on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable. Each account receivable (excluding the BWC Receivables) is free and clear of all Encumbrances (other than Permitted Encumbrances).

2.21         Shareholder Notice. No notice to be given by the Company to Seller pursuant to Applicable Law or the Charter Documents in connection with this Agreement, if any, other than any of the information supplied or to be supplied by Acquirer for inclusion therein, will contain, as of the date of the mailing of such document, any untrue statement of a material fact, nor will it omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.22         Breakdown of Revenues; Total Medical Claims Expenses.

(a)          Schedule 2.22(a) of the Company Disclosure Schedule sets forth an accurate breakdown of the Company's revenues by product group for the year ended December 31, 2015.

(b)          Schedule 2.22(b) of the Company Disclosure Schedule sets forth an accurate breakdown of the Company's revenues by type of revenue (as set forth therein) for the periods set forth therein.

(c)          Schedule 2.22(c) of the Company Disclosure Schedule sets forth the total medical claims expense incurred in respect of employees of the Company for the periods set forth therein.

Article 3
Representations and Warranties of Seller

Seller represents and warrants to Acquirer as follows:

3.1           Power and Capacity. Seller possesses all requisite power, legal capacity and authority necessary to enter into this Agreement, consummate the Share Purchase and carry out the Transactions that are required to be carried out by Seller.

38

3.2           Enforceability; Noncontravention.

(a)          The execution and delivery of this Agreement and the consummation of the Share Purchase and any of the other Transactions have been duly authorized by all necessary corporate actions on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms, except as may be limited by and subject only to the effect, if any, of (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          The execution, delivery and performance by Seller of this Agreement, or its otherwise being bound by it, does not, and the consummation of the Transactions by Seller will not, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of any Encumbrance upon the Company Stock pursuant to (i) any Contract or Order to which Seller is subject or (ii) any Applicable Law.

(c)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by Seller in connection with the execution and delivery of this Agreement or the consummation of the Transactions by Seller that would reasonably be expected to adversely affect the ability of Seller to consummate the Share Purchase or any of the other Transactions.

3.3           Title to Shares. Seller owns of record all of the Company Capital Stock, and has good and valid title to all of such Company Capital Stock, free and clear of all Encumbrances. Seller does not own, and does not have the right to acquire, directly or indirectly, any other Company Capital Stock. Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Company Capital Stock or any interest therein (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any share capital of the Company.

3.4           Litigation.

(a)          There are no actions, suits, arbitrations, mediations, proceedings or claims pending or, to the Knowledge of Seller, threatened against Seller or any of its assets or properties that seek to restrain or enjoin the consummation of the Transactions.

(b)          There are no outstanding actions, suits, arbitrations, mediations or proceedings by Seller against the Company, or any of its assets or properties.

3.5           Solvency. Seller is not bankrupt or insolvent and has not proposed a voluntary arrangement or made or proposed any arrangement or composition with Seller's creditors or any class of such creditors, and no petition in respect of any such arrangement or composition has been presented. The consummation of the Share Purchase and the other Transactions shall not constitute a fraudulent transfer by Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency of Seller.

39

3.6           Acknowledgement. Seller has received a copy of the Agreement and has familiarized itself with the terms and conditions contained herein, including provisions relating to payment of the Consideration to be paid to Seller pursuant to Section 1.1 and the indemnification obligations of Seller pursuant to Article 9.

3.7           Tax Withholding Information. Any and all information provided to Acquirer by or on behalf of Seller for purposes of enabling Acquirer to determine the amount to be deducted and withheld from the consideration payable to Seller pursuant to this Agreement under Applicable Law (if any) is true, correct and complete.

Article 4
Representations and Warranties of Acquirer

Acquirer represents and warrants to the Company as follows:

4.1           Organization and Standing. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

4.2           Authority; Noncontravention.

(a)          Acquirer has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer. This Agreement has been duly executed and delivered by Acquirer and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer, enforceable against Acquirer in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)          The execution and delivery of this Agreement by Acquirer does not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer, in each case as amended to date, or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer's ability to consummate the Share Purchase or to perform their respective obligations under this Agreement.

(c)          No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement or the consummation of the Transactions by Acquirer that, if not obtained or made, would reasonably be expected to adversely affect the ability of Acquirer to consummate the Share Purchase or any of the other Transactions.

40

4.3           Sufficiency of Funds. Acquirer will have available to it as of the Closing sufficient funds to consummate the Transactions.

4.4           Litigation. There are no actions, suits, arbitrations, mediations, proceedings or claims pending or to the knowledge of Acquirer threatened against Acquirer that seek to restrain or enjoin the consummation of the Transactions.

4.5           Investment Intent; Solvency. Acquirer is acquiring the Company Capital Stock for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Acquirer acknowledges and agrees that the Company Capital Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom and without compliance with other securities Laws to the extent applicable. After giving effect to the transactions contemplated hereby (including any financing transactions arranged by Acquirer and its Affiliates in connection with the Closing), the Company will be solvent.

4.7           Acknowledgment.

(a)          Acquirer acknowledges that the detailed representations and warranties set forth in this Agreement have been negotiated at arm’s length among sophisticated Persons and that all information material to its determination to proceed with the transactions contemplated by this Agreement is contained in the representations and warranties of the Company and Seller set forth in Article 2 and Article 3 (including the information set forth in the Company Disclosure Schedule). Except for the representations and warranties set forth in Article 2 and Article 3, Acquirer acknowledges that none of Seller, the Company or any of their respective Representatives makes or has made any other express representation or warranty or any implied representation or warranty to Acquirer regarding Seller, the Company, the Business or any other matter. Acquirer has not relied upon nor will be deemed to have relied upon any representations, oral statements, documents or facts not part of this Agreement in entering into this Agreement or choosing to purchase the Company Capital Stock. Acquirer further agrees that none of Seller, the Company or any other Person shall have or be subject to any liability to Acquirer resulting from the distribution to Acquirer, or Acquirer's use, of any information regarding Seller, the Company, the Business or any other matter, including any information, document or material made available or provided to Acquirer in certain “data rooms,” management presentations or offering or information memoranda, or in any other form, in expectation of the transactions contemplated hereby, except as set forth in this Agreement.

(b)           Acquirer further acknowledges that notwithstanding anything to the contrary contained herein, including the representations and warranties of the Company and Seller set forth in Article 2 and Article 3 (except as otherwise set forth in the third and fourth sentences of Section 2.20(c)), neither Seller nor the Company makes any express representation or warranty or any implied representation or warranty to Acquirer regarding the BWC Matter, including the BWC Receivables.

41

Article 5
Conduct Prior to the Closing

5.1           Conduct of the Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing:

(a)          the Company shall conduct its business in the usual, regular and ordinary course and in material compliance with Applicable Law (except to the extent expressly provided otherwise in this Agreement);

(b)          the Company shall (i) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (ii) pay its monetary obligations when due and perform its other obligations in all material respects when due, (iii)  use its commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(c)          the Company shall assure that each new Material Contract it enters into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Share Purchase, and shall give reasonable advance notice to Acquirer prior to (i) terminating any Material Contract or taking any affirmative action to cause any right thereunder to lapse or terminate, in each case other than in the ordinary course of business consistent with past practice or (ii) terminating any Material Contract with a supplier of products and/or services to the Company or taking any affirmative action to cause any right thereunder to lapse or terminate, in each case other than in the ordinary course of business consistent with past practice;

(d)          the Company shall use its commercially reasonable efforts consistent with past practice and policies to maintain each of its leased premises in accordance with the terms of the applicable lease; and

(e)          the Company shall not cause or permit any amendments to the certificate of incorporation or governing documents of the Company.

5.2           Restrictions on Conduct of the Business of the Company. Without limiting the generality or effect of the provisions of Section 5.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall not do, cause or permit any of the following (except to the extent expressly provided otherwise herein or as consented to in writing by Acquirer, which consent shall not be unreasonably withheld, conditioned or delayed):

42

(a)          (i) make any payments to any Company Employees (other than any payment of accrued standard base salary and benefits in accordance with the Company's standard payroll practices and employment agreements), (ii) hire any additional officers or other employees, or any Company Contractors with a base salary or fee in excess of $125,000; (iii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any Key Employee or employee holding a director level or higher level position with the Company or (iv) enter into, amend in any material respect or extend the term of any employment or consulting agreement with any officer, employee or Company Contractor with a base salary or fee, as applicable, in excess of $100,000;

(b)          make any non-cash dividend or other non-cash distributions in respect of any of its share capital, or split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substation for shares of its share capital;

(c)          other than in the ordinary course of business consistent with past practice, transfer or license from any Person any rights to any Intellectual Property or transfer or license to any Person any Company Owned-IP Rights, or transfer or provide a copy of any Company Source Code to any Person;

(d)          other than in the ordinary course of business, (i) enter into any Contract that would constitute a Material Contract or (ii) terminate, adversely amend, or otherwise adversely modify (including by entering into a new Contract with such party or otherwise) or waive any of the terms of any of its Material Contracts;

(e)          issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into any Contracts obligating it to issue any such shares or other convertible securities;

(f)          sell, lease, license or otherwise dispose of or encumber any of its material properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with past practice;

(g)          commit to any new material Liabilities outside of the ordinary course of business;

(h)          make any capital expenditures, capital additions or capital improvements in excess of $100,000 individually or $250,000 in the aggregate;

(i)          materially change the amount of, or terminate, any insurance coverage;

(j)          commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Acquirer prior to the filing of such a suit;

(k)          other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, change an annual accounting period, or file any income or material Tax Return or any amendment to an income or material Tax Return, or except as set forth in the Company Disclosure Schedule, enter into any closing agreement or settle any claim or assessment in respect of Taxes;

43

(l)          materially change accounting methods or practices or revalue any of its assets, except in each case as required by changes in GAAP after notice to Acquirer; and/or

(m)          take, or agree in writing or otherwise to take, any of the actions described in clauses (a) through (l) in this Section 5.2.

5.3           Notices of Developments. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, (a) the Company will promptly notify Acquirer of any change outside the ordinary course of business of the Company, (b) the Company will promptly notify Acquirer in writing if it discovers that any representation or warranty made by it in this Agreement was untrue in any material respect. No disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Company Disclosure Schedule or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of this Agreement.

Article 6
Additional Agreements

6.1           Filings and Consents.

(a)          Each party shall use reasonable best efforts to file, as soon as practicable after the Agreement Date, all notices, reports and other documents required to be filed by such party with any Governmental Entity with respect to the Share Purchase and other Transactions, and to submit promptly any additional information requested by any such Governmental Entity. The Company, Seller and Acquirer shall respond as promptly as practicable to any inquiries or requests received from any such Governmental Entity. Subject to the confidentiality provisions of the Confidentiality Agreement, Acquirer and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 6.1. Except where prohibited by Applicable Law or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, the Company shall: (i) cooperate with Acquirer with respect to any filings with any Governmental Entity made by Acquirer in connection with the Transactions; (ii) permit Acquirer to review (and consider in good faith the views of Acquirer in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Transactions; (iii) inform Acquirer of any payments, fees or penalties by any Governmental Entity in connection with any such filings, and to the extent feasible, not make such payment until it has received Acquirer's consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed); and (iv) promptly provide Acquirer with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by the Company with or to any Governmental Entity in connection with the Transactions. Except where prohibited by Applicable Law or any Governmental Entity, and subject to the confidentiality provisions of the Confidentiality Agreement, Acquirer shall: (i) cooperate with the Company and Seller with respect to any filings with any Governmental Entity made by the Company and/or Seller in connection with the Transactions; (ii) provide the Company a reasonable opportunity to review (and consider in good faith any comments of the Company in connection with) any documents before submitting such documents to any Governmental Entity in connection with the Transactions; and (iii) promptly provide the Company and Seller with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by Acquirer with or to any Governmental Entity in connection with the Transactions.

44

(b)          (1) Seller shall, on or prior to March 31, 2017, prepare and deliver to Acquirer audited financial statements of the Company as of, and for the year ended, December 31, 2016 (with comparative presentation to the corresponding data as of, and for the year ended, December 31, 2015), (i) consisting of a balance sheet, statement of income and statement of cash flows for such annual period, (ii) prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (iii) prepared in accordance in all material respects with the books and records of the Company and (iv) that fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company as at the date thereof and for the period indicated therein. Such financial statements shall be accompanied by a report of the independent auditor of the Company. (2) The Company agrees, through the Closing, and Seller agrees, for a period of one (1) year following the Closing, to use commercially reasonable efforts to furnish or cause to be furnished to Acquirer, upon request, as promptly as practicable, such information and assistance reasonably requested by Acquirer (and that is not available from the Company or the Company's Representatives) that is required to be included in any filing Acquirer is required to make with the SEC and/or other Governmental Entity incorporating, containing or referencing financial statements of the Company for any period within the two year period ended December 31, 2016 or any interim period after such date up to the Closing Date, including, without limitation, (i) to the extent such assistance cannot be provided by the Company or the Company's Representatives, reasonably assisting Acquirer in preparing pro forma financial statements which incorporate, contain or reference financial statements of the Company for any annual, quarterly or six-month period within the two year period ended December 31, 2016 or any interim period after such date up to the Closing Date; (ii) requesting the consent of any accounting firm of the Company to file, include, incorporate or otherwise reference such accounting firm’s audit opinion of annual period financial statements of the Company, in any filing of the Acquirer with the SEC and/or other Governmental Entity, provided that any out of pocket cost of obtaining such consent shall be the responsibility of Acquirer; and (iii) to the extent such assistance cannot be provided by the Company or the Company's Representatives, providing reasonable assistance to Acquirer in responding to any questions and/or comments of the SEC and/or other Governmental Entity with respect to any financial statements of the Company for any annual, quarterly or six-month period within the two year period ended December 31, 2016 or any interim period after such date up to the Closing Date.

45

6.2           Directors' and Officers' Insurance; E&O & Cyber Insurance.

(a)          For a three (3)-year period following the Closing, Seller shall maintain in effect and pay the cost of directors' and officers' liability insurance with no less favorable terms (including retention) and limits of liability as Seller's current existing directors' and officers' liability policy in effect as of the Agreement Date covering the Covered Persons. To the extent such coverage is not maintained, Seller shall purchase tail insurance coverage under Seller's then existing directors' and officers' liability policy (the "D&O Tail Insurance Coverage") for those current and former directors and officers of the Company who are currently covered by Seller's existing directors' and officers' liability insurance policy (the "Covered Persons"), which (i) shall provide the Covered Persons with coverage for three (3) years following the Closing Date, to the extent permitted by Applicable Law, and (ii) contains coverage under terms comparable to those applicable to the current directors and officers of the Company (provided that Seller is not required to pay a premium on such policy in an amount that exceeds the premium paid on the currently existing policy).

(b)          From and after the Closing until the seventh (7th) anniversary of the Closing Date, to the extent permitted by Applicable Law, the Company shall, and Acquirer shall cause the Company and any successor and assigns, to, fulfill and honor in all material respects all the obligations of the Company, if any, pursuant to indemnification, insurance and exculpation provisions under the Company's Charter Documents, as in effect as of the date hereof, to its directors and officers prior to the Closing to the extent relating to claims arising from or related to facts or events that occurred on or before the Closing Date.

(c)          For a three (3)-year period following the Closing, the Company shall, and Acquirer shall cause the Company to, maintain in effect and pay the cost of errors and omissions and cyber insurance with no less favorable terms (including retention) and limits of liability extended under the Company's current insurance policies ("Continuing Coverage") for any claims first made during such three (3)-year period following the Closing and which claims are based on wrongful acts actually or allegedly taking place on or before the Closing. If, during such three (3)-year period, the Company ceases to maintain such Continuing Coverage, including in the event the Company is otherwise unable to secure Continuing Coverage that complies with the terms set forth above, then the Company shall, and Acquirer shall cause the Company to, acquire and pay for tail or extended reporting period coverage (the "E&O & Cyber Tail Insurance Coverage") that complies with the terms set forth above for the remainder of the three (3)-year post-Closing Date period. From and after the Closing, (x) Acquirer shall cause the Company and its successors and assigns not to, and the Company shall not, cancel or reduce the E&O & Cyber Tail Insurance Coverage and (y) Acquirer shall cause the Company and its successors and assigns to, and the Company shall, continue to honor the obligations thereunder in accordance with its terms, to the extent permitted by Applicable Law.

46

6.3           No Solicitation.

(a)          During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, neither the Company nor Seller will, and the Company and Seller will direct their respective Representatives not to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, knowingly facilitate, support or knowingly induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal or (v) enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the consummation of the Share Purchase or the other Transactions. Each of the Company and Seller will, and will direct their respective Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any Representative, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company or Seller is obligated pursuant to this Section 6.3 not to authorize or permit such Representative to take, then the Company and Seller, respectively, shall be deemed for all purposes of this Agreement to have breached this Section 6.3.

(b)          The Company and Seller shall immediately (but in any event, within 24 hours) notify Acquirer orally and in writing after receipt by it (or, to the Knowledge of it, by any of its Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The sender of such notice shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board of Directors) of any meeting of the Company Board of Directors at which the Company Board of Directors is reasonably expected to discuss any Acquisition Proposal.

47

6.4           Confidentiality; Public Disclosure.

(a)          The parties hereto acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement, dated as of November 18, 2015 (the "Confidentiality Agreement"), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement's existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to (i) its or their financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), (ii) any Governmental Entity or administrative agency, to the extent necessary or advisable in compliance with Applicable Law and the rules of Nasdaq or the TASE and (iii) its or their direct or indirect investors in connection with ordinary private investment fund activities.

(b)          Neither the Company or Seller, on the one hand, nor Acquirer, on the other hand, shall issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use another party's name or refer to such party directly or indirectly in connection with the Transactions in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other party, unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure). Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Acquirer may make such public communications regarding this Agreement or the Transactions as it is required by Applicable Law or by the rules of the TASE, the SEC or NASDAQ, provided that Acquirer shall, to the extent reasonably practicable, provide a draft of any such communication to Seller not less than two (2) Business Days prior to its release and shall consider in good faith any reasonable changes requested by Seller.

6.5           Commercially Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to reasonably cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the Share Purchase and the other Transactions, including the satisfaction of the respective conditions set forth in Article 7, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Share Purchase and the other Transactions. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (a) Acquirer shall not have any obligation under this Agreement to divest or agree to divest (or cause any of its Subsidiaries to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries to take or agree to take) any other action or to agree (or cause any of its Subsidiaries to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; and (b) Seller and the Company shall not have any obligation under this Agreement (i) to seek any consents, waivers and approvals under any Contracts, or (ii) to pay any amounts in connection with obtaining any consents, waivers and approvals under any Contracts.

48

6.6           [RESERVED]

6.7           Litigation. Until the Closing, the Company will (i) notify Acquirer in writing promptly after learning of any Legal Proceeding initiated by or against it, or known by the Company to be threatened against the Company, or any of its directors, officers or employees in their capacity as such or relating to their employment, services or relationship with the Company (a "New Litigation Claim"), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.

6.8           Access to Information; Post-Closing Cooperation and Assistance.

(a)          Through the Effective Closing Time, the Company will afford to Acquirer and its authorized representatives reasonable access during normal business hours as Acquirer may reasonably request to the facilities, offices, properties, technology, processes, books, business and financial records, business plans, budgets and projections, and other information of the Company, and the work-papers of the Company's independent accountants, and otherwise use commercially reasonable efforts to provide such assistance as may be reasonably requested by Acquirer in order that Acquirer have a full opportunity to make such investigation and evaluation as it reasonably desires to make of the business and affairs of the Company; provided, however, that Acquirer will not have access to the personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of the Company.

(b)          From and after the Closing, the Company will (and Acquirer will cause the Company to), at its own cost (provided that Seller will reimburse the Company for any third party costs (excluding the costs of employees of the Company and its Affiliates) reasonably incurred by the Company hereunder, promptly after receipt of a written request therefor from the Company), reasonably cooperate with and assist Seller (including by providing Seller with reasonable access during normal business hours to Seller's and Seller's former Affiliates' records for any period prior to the Closing) in connection with Seller's winding up of its and its general partner’s respective businesses, including with respect to financial reporting, accounting, tax return preparation, insurance, legacy payroll and transition of network system data files and hard copy records. Such reasonable cooperation and assistance will also include making available information relative to insurance policies of the Company under which Seller is an insured person. Seller will be permitted to communicate and work directly with any insurance provider under such policies regarding any claim involving Seller, including filing a claim, responding to insurance provider requests for information, disputing insurance provider denials of coverage and/or settling any such claims.

6.9           Expenses. Whether or not the Share Purchase is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense, provided that, if the Share Purchase is consummated, Acquirer may pay Transaction Expenses on the Company's behalf to the extent such Transaction Expenses are set forth on the Company Closing Financial Certificate.

49

6.10         Designated Employees; Compensation and Benefits. Effective no later than immediately prior to the Closing, the Company shall terminate in full compliance with Applicable Laws, regulations and contractual agreements (including a due process) the employment of each of those Company Employees who are listed on Schedule 6.10 of the Company Disclosure Schedule (the "Designated Employees"), and the Company shall use commercially reasonable efforts to enter into a legally enforceable general waiver and release of claims with such Designated Employees, in a form reasonably acceptable to Acquirer.

6.11         Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquirer a draft of (a) the Company Closing Financial Certificate not later than two (2) Business Days prior to the Closing Date and (b) a final version of the Company Closing Financial Certificate on the Closing Date. In the event that Acquirer notifies the Company that there are reasonably apparent errors in the drafts of the Company Closing Financial Certificate not later than two (2) Business Days prior to the Closing Date, Acquirer and the Company shall discuss such errors in good faith and, if appropriate as reasonably determined by the Company, the Company shall correct such errors prior to delivering the final versions of the same in accordance with this Section 6.11. The Company shall provide to Acquirer, together with the Company Closing Financial Certificate, such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine the calculations, amounts and other matters set forth in the Company Closing Financial Certificate.

6.12         Tax Matters.

(a)          Cooperation on Tax Matters. Each of Acquirer, Seller and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the preparation and filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any Tax Returns and/or any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company and Seller agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the later of (i) the seventh (7th) anniversary of the last day of the applicable taxable period or (ii) the expiration of the statute of limitations of the respective taxable periods, and to abide by all applicable record retention laws, regulations and agreements entered into with any Tax Authority.

50

(b)          Preparation of Tax Returns.

(i)          The Company shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Company (which Tax Returns shall not include any deduction for expenses that are not properly reportable on the Tax Return of the Company) for all periods ending on or before the Closing Date that are required to be filed on or prior to the Closing Date, shall provide drafts of each such income or other material Tax Return to Acquirer not less than fifteen (15) days prior to the due date for such Tax Return (taking into account any validly obtained extensions of time to file), and shall make any reasonable changes requested by Acquirer in good faith. To the extent not filed on or prior to the Closing Date pursuant to the preceding sentence, Seller's accountants shall prepare and the Company shall timely file (or cause to be timely filed) all Tax Returns of the Company (which Tax Returns shall not include any deduction for expenses that are not properly reportable on the Tax Return of the Company) with respect to all Pre-Closing Tax Periods and Straddle Periods. Such Tax Returns shall be prepared in a manner consistent with past practice and this Agreement, except as otherwise required by Applicable Law. Seller shall cause Seller’s accountants to (i) provide drafts of each such Tax Return (and supporting materials) to Acquirer not less than forty-five (45) days prior to the due date for such Tax Return (taking into account any validly obtained extensions of time to file), and (ii) make any reasonable changes requested by Acquirer in good faith, in each case provided such requested change is not inconsistent with the Company’s past practice of preparing its Tax Returns. The Company shall promptly provide to Seller true and complete copies of all filed Tax Returns for Pre-Closing Tax Periods and Straddle Periods and pay to the appropriate Tax Authority all Taxes of the Company shown as due on such Tax Returns, and Seller shall reimburse the Company for all Taxes for which Seller is liable pursuant to this Agreement (other than Taxes included in Company Net Working Capital) but which are remitted in respect of any Tax Return to be filed by the Company pursuant hereto upon the written request of the Company, but in no event earlier than seven (7) days prior to the due date for paying such Taxes.

(ii)         Except as otherwise required by Applicable Law (in which case Acquirer shall provide advance written notice to Seller and provide Seller with a reasonable opportunity to resolve any difference of opinion with Acquirer, or if necessary, such difference of opinion shall be resolved by the Reviewing Accountant utilizing the procedures outlined in Section 1.2(e)), neither Acquirer nor any of its Affiliates shall (or shall cause or permit the Company to), without the express consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), (A) carry back to a Pre-Closing Tax Period any item on the Company's income Tax Return for a Post-Closing Tax Period; (B) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period (including with respect to any Straddle Period); (C) voluntarily initiate any discussion with any Tax Authority regarding Taxes of the Company with respect to any Pre-Closing Tax Period or Straddle Period; (D) make any voluntary disclosure with respect to Taxes of the Company for a Pre-Closing Tax Period or Straddle Period; (E) file Tax Returns for a Pre-Closing Tax Period for the Company in a jurisdiction where the Company has not previously filed Tax Returns; or (F) make, or cause to permit to be made, any Tax election, or adopt or change any method of accounting, or undertake any extraordinary action on the Closing Date that would materially and adversely affect Seller's or the Company's Taxes for any Pre-Closing Tax Period, including: (1) reporting any Transaction Tax Deduction pursuant to the "next day rule" under Treasury Regulations section 1.1502-76(b)(1)(ii)(B) with respect to such deductions; (2) reporting any Acquirer Post-Closing Date Transaction as occurring on the Closing Date without applying the "next day rule" under Treasury Regulations section 1.1502-76(b)(1)(ii)(B) (or any similar provision of Applicable Law); (3) filing any election under Section 338(g) of the Code (or any similar provision of Applicable Law; or (4) electing to ratably allocate items pursuant to an election under Treasury Regulations § 1.1502-76(b)(2) (or any similar provision of Applicable Law).

51

(c)          Utilization of Deductions; Tax Refunds.

(i)          To the extent permitted by Applicable Law, all items of loss, deduction and credit of the Company attributable to a Pre-Closing Tax Period (including the portion of a Straddle Period ending on the Closing Date), shall be used for federal income Tax and state income Tax purposes first to offset items of income and gain attributable to such Pre-Closing Tax Period and, thereafter, shall be carried back, to the extent there exist items of income and gain to offset that are attributable to a Pre-Closing Tax Period, prior to being carried forward to Post-Closing Tax Periods.

(ii)         Any refund or credit of Taxes (including any interest paid thereon) paid or incurred for any Pre-Closing Tax Period of the Company and the Subsidiaries (a "Pre-Closing Tax Refund"), net of any reasonable out-of-pocket expenditures incurred by Acquirer or the Company to obtain such refund, shall be the property of Seller and shall be retained by Seller or promptly paid to Seller by Acquirer (if such amount (or the benefit of such amount, if, for example, a refund is credited against Tax for another year) is received after the Closing Date by Acquirer or the Company, or any of their respective Affiliates). Acquirer and the Company shall cooperate in the filing of claims for Pre-Closing Tax Refunds.

(d)          Transaction Tax Deductions.

(i)          To the extent permitted by Applicable Law, all Transaction Tax Deductions shall be treated as being incurred in a Pre-Closing Tax Period and deducted on the income Tax Returns of the Company for the Pre-Closing Tax Period, and neither the Company nor Acquirer shall utilize the "next day rule" in Treasury Regulations section 1.1502-76(b)(1)(ii)(B) (or any similar provision of non-U.S., state, or local Law) for purposes of reporting such items on the applicable Tax Returns. If the Company is allowed any Transaction Tax Deduction for any Pre-Closing Tax Period with respect to which the Company has a net operating loss, the amount of such Transaction Tax Deductions that is deemed to carry over to a Post-Closing Tax Period for purposes of this Section 6.12(d) shall be determined by assuming that the Company utilizes all other items of deduction and credit (to the extent such credits may be applied under Applicable Law prior to claiming the Transaction Tax Deductions) to offset income for such Pre-Closing Tax Period (and for any prior Pre-Closing Tax Period to which the net operating loss is carried) before utilizing any Transaction Tax Deductions.

52

(ii)         All Tax Reductions for a Post-Closing Tax Period that result from or are attributable to the utilization of Transaction Tax Deductions in the Post-Closing Tax Period shall be for the benefit of Seller, but only to the extent that such Tax Reduction relates to a Tax year ending no later than December 31, 2019 (if and as applicable). To the extent that Acquirer, the Company, or any of their respective Affiliates receives or realizes a Tax Reduction to which the preceding sentence applies, Acquirer shall, within ten (10) Business Days after receiving such Tax Reduction (if it is in the form of a Tax refund), or filing the Tax Return realizing the Tax Reduction (if it is in the form of a Tax credit, offset or reduction in cash Taxes paid), pay to Seller the amount of such Tax Reduction, but only to the extent that such Tax Reduction is not included as an asset for purposes of computing the Company Net Working Capital. All Tax Reductions computed under this Section 6.12(d) shall be computed assuming that Acquirer, the Company, and their respective Affiliates recognize all other items of income, gain, loss, deduction or credit before recognizing any Transaction Tax Deductions, and the amount of the Tax Reduction shall be determined on a with and without basis.

(iii)        Within ten (10) days after filing any income Tax Return of Acquirer, the Company, or any Affiliate thereof for a Post-Closing Tax Period subject to this Section 6.12(d), Acquirer shall provide Seller a written notice setting forth a statement as to whether any available Transaction Tax Deductions were utilized in such income Tax Return, together with an explanation of the basis for its determination that it, the Company or its Affiliates have realized or have not realized a Tax Reduction attributable to the Transaction Tax Deductions in such Post-Closing Tax Period and a schedule with reasonable supporting detail. If Seller disputes the amount of such Tax Reduction, Seller shall notify Acquirer in writing within thirty (30) days of its receipt of such notice and the basis for its objection, and Seller and Acquirer shall act in good faith to resolve any such dispute. If Seller and Acquirer do not resolve such dispute within ten (10) Business Days after receipt by Acquirer of written notice from Seller as set forth above, the amount of the Tax Reduction in question shall be determined by the Reviewing Accountant, which determination of the item shall be no greater than Seller's claim with respect to the amount of the Tax Reduction and no less than Acquirer's initial determination of the Tax Reduction. Acquirer and Seller shall each pay one-half of the fees and costs of the Reviewing Accountant. Acquirer shall provide all reasonably necessary information to the Reviewing Accountant so that the Reviewing Accountant can determine the amount of the Tax Reduction. If Seller is entitled to any payment in addition to amounts previously paid pursuant to this Section 6.12(d) in respect of a Tax Reduction after resolution of the dispute pursuant to this Section 6.12(d)(iii), Acquirer shall pay to Seller such additional amount within ten (10) Business Days after the resolution of the dispute. If and to the extent Seller receives any payment pursuant to this Section 6.12(d) and, subsequent to such payment, there is a final, nonappealable determination that Tax Reductions to which the payments relate are disallowed, Seller shall repay to Acquirer the applicable portion of the payments previously received within thirty (30) Business Days of written request by Acquirer for repayment.

53

(e)          Tax Proceedings. If an audit, investigation or similar proceeding shall be commenced, or a claim shall be made, by any Tax Authority, with respect to Taxes for which Seller may be liable under the terms of this Agreement, Acquirer shall, or shall cause the Company to, promptly notify Seller in writing of such audit, investigation or similar proceeding or claim (a "Tax Proceeding"); provided, however, that failure to give such notice shall not affect Seller's indemnification obligations unless such failure prevents Seller from taking meaningful control of such Tax Proceeding or otherwise materially prejudices Seller. Seller shall have the primary right to contest such Tax Proceeding with respect to any Pre-Closing Tax Period (at Seller's expense) and, only with respect to Pre-Closing Tax Periods, shall have discretion and authority to pay, settle or compromise any such Tax Proceeding (including selection of counsel, the pursuit or waiver of any administrative proceeding or the right to pay the Tax and sue for a refund or contest the Tax Proceeding in any permissible manner); provided, however, that (i) Acquirer (or its advisors) may fully participate at Acquirer's sole expense in the Tax Proceeding, and (ii) Seller shall not settle any Tax Proceeding in a manner that could reasonably be expected to increase the Tax liabilities of Acquirer or the Company for Post-Closing Tax Periods without the prior written consent of Acquirer (which consent shall not be unreasonably withheld, conditioned or delayed); provided that no compromise or settlement of such Tax Proceeding may be effected by the party controlling the defense of such Tax Proceeding without the other party's consent unless (A) there is no finding or admission of any violation by such other party of any Applicable Law or any rights of any Person, (B) the settlement fully discharges such other party from any and all Tax claims made against such other party in such Tax Proceeding, and (C) the sole relief provided is monetary damages that are paid in full by the compromising or settling party. The Company shall provide duly completed powers of attorney to permit the foregoing. Seller and Acquirer shall keep each other timely informed with respect to the commencement, status and nature of any Tax Proceeding. Upon the conclusion of any Tax Proceeding with respect to the Company in accordance with the foregoing, whether by way of settlement or otherwise, Acquirer shall cause the Company and an appropriate officer of the Company to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Tax Proceeding. To the extent this Section 6.12(e) conflicts with Article 9, this Section 6.12(e) shall control; provided that Seller may not elect to conduct the defense of any Tax Proceeding where (1) the potential liability of the Company and/or Acquirer thereunder exceeds the maximum amount which may be paid thereto pursuant to the Acquirer Insurance Policy, the Escrow General Fund and the Escrow Fundamental Fund unless Seller posts adequate collateral (whether in a third party escrow account, through a letter of credit or otherwise in a manner reasonably acceptable to Acquirer) in the amount of such excess, (2) the Tax Proceeding involves criminal allegations and/or (3) where material non-monetary relief is sought against the Company and/or Acquirer.

6.13         Notifications. The Company and Seller shall promptly notify Acquirer of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to the Closing set forth in Sections 7.1 and 7.3 to not be satisfied. Acquirer shall promptly notify the Company and Seller of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to the Closing set forth in Sections 7.1 and 7.2 to not be satisfied.

54

6.14         Use of StoneRiver Name.

(a)          The Company hereby grants to Seller and its general partner a nonexclusive, nontransferable, and royalty-free license, in each case solely in connection with winding up Seller's and its general partner’s respective businesses and reporting regarding the investment in Seller, to use (i) the trademark "StoneRiver" and (ii) all logos and designs incorporating the words "Stone" or "River" (together, the "Marks"), including for use on existing emails, letterhead, envelopes, packaging, labels, and business cards and in connection with communications with direct and indirect investors in Seller and as part of the entity names for Seller (StoneRiver Group, L.P.) and Seller's general partner (TF StoneRiver, Inc.).

(b)          Seller acknowledges and agrees that the Company has and shall retain sole and exclusive ownership of the Marks and all goodwill and rights related thereto throughout the world, and that all use of the Marks by Seller and its general partner shall inure to the benefit of and be on behalf of the Company. Seller agrees that nothing in this Agreement shall give Seller or its general partner any right, title, or interest in the Marks other than the right to use the Marks in accordance with this Agreement, and Seller agrees that it will not attack or challenge the validity or the Company's ownership of the Marks.

6.15         Acquirer Insurance Policy.

(a)          Prior to the Closing, Acquirer shall use commercially reasonable efforts to obtain the Acquirer Insurance Policy on substantially similar terms and conditions as set forth in Exhibit E, provided that, in all events, the Acquirer Insurance Policy, if obtained, shall provide that (i) except in the case of Fraud, the Insurance Company shall have no, and shall waive and not pursue any and all, subrogation rights against Seller and its Affiliates; (ii) Seller and its Affiliates are third party beneficiaries of such waiver; and (iii) the insured cannot amend the Acquirer Insurance Policy with respect to its subrogation provisions or the exclusion provisions without Seller's express written consent. Prior to the Closing, Acquirer shall pay or cause to be paid all of the costs and expenses related to the Acquirer Insurance Policy, if obtained, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy.

(b)          If the Acquirer Insurance Policy is not obtained at or prior to the Closing and, following the Closing and prior to the earlier to occur of (x) the Escrow General Release Date and (y) delivery of the notice described in the following sentence, Acquirer obtains the Acquirer Insurance Policy, then Seller shall, within ten (10) Business Days of receipt of a written request from Acquirer, deposit with the Escrow Agent, to establish the Escrow General Fund, an amount equal to (A) the amount of the Seller Cap minus (B) any amounts previously paid by Seller to the Acquirer Indemnified Persons pursuant to Section 9.2(a)(ii) or, to the extent that the Indemnifiable Damages under Section 9.2(a)(iii) shall have resulted from the same facts and circumstances underlying Indemnifiable Damages under Section 9.2(a)(ii), Section 9.2(a)(iii). If the Acquirer Insurance Policy is not obtained at Closing and Acquirer reasonably determines that the Acquirer Insurance Policy cannot or will not be obtained, then Acquirer will notify Seller in writing within two (2) Business Days of such determination.

55

(c)          In the event that (w) the Acquirer Insurance Policy is not obtained at or prior to the Closing and as a result the Escrow General Fund is not established at Closing, (x) as a result of the Escrow General Fund not being established at Closing, claims are made directly against Seller pursuant to Section 9.2(a)(ii) or, to the extent that the Indemnifiable Damages under Section 9.2(a)(iii) shall have resulted from the same facts and circumstances underlying Indemnifiable Damages under Section 9.2(a)(ii), Section 9.2(a)(iii), (y) Acquirer obtains the Acquirer Insurance Policy after Closing (and after submitting such claims) and the Escrow General Fund is then established as set forth in clause (b), and (z) such claims have not been resolved and paid prior to the establishment of the Escrow General Fund, then any such claims will be deemed to have been made against the Escrow General Fund and, notwithstanding the last proviso of Section 9.2(c)(ii), Seller will have no direct liability whatsoever for such claims.

6.16         BWC Matter.

(a)          The Company shall maintain control over the negotiations, settlement, and/or any litigation or arbitration of the BWC Matter and any related matters on behalf of the Company, which includes the right to pursue recovery through litigation or otherwise, provided that the Company shall (and Acquirer shall cause the Company following the Closing to) (i) pursue recovery of the BWC Receivables in good faith, using commercially reasonable efforts and (ii) conduct the defense or settlement of any Litigation Claims in a diligent manner. The Company may not enter into any compromise or settlement of the BWC Matter without Seller's prior written consent (not to be unreasonably withheld, conditioned or delayed). The Company shall, to the extent reasonably practicable (and legally permissible), (x) keep Acquirer reasonably informed of the status of the BWC Matter prior to the Closing and (y) keep Seller reasonably informed of the status of the BWC Matter after the Closing.

(b)          Following the Closing, Seller shall make Julia A. Jensen ("Jensen") reasonably available during normal business hours to provide reasonably requested assistance with respect to the BWC Matter, including with respect to (i) negotiations regarding settlement of the BWC Matter and (ii) a new Contract between the Company and BWC. The Company shall (x) reimburse Jensen's employer for all reasonable costs and expenses incurred in connection with such assistance and (y) pay Jensen's employer $500 per hour worked by Jensen in providing such assistance.

6.17         Parachute Payments. To the extent the Company would otherwise incur the loss of tax deductions under Section 280G of the Code and the Treasury Regulations thereunder (collectively, "Section 280G"), as promptly as practicable after the Agreement Date, Seller shall cause the Company to submit to the stockholders of the Company, for approval by stockholders of the Company holding the number of shares of Company Capital Stock required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits that might result, separately or in the aggregate, alone or in combination with any other event, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise tax under Section 4999 of the Code (together, the "Section 280G Payments"). Seller shall cause any such stockholder approval to be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. Seller agrees that: (a) in the absence of such stockholder approval, no Section 280G Payments shall be made; and (b) the Company shall deliver to Buyer on a timely basis (but in any case at or prior to the Closing) waivers, in form and substance reasonably satisfactory to Buyer, duly executed by each Person who might receive any Section 280G Payment waiving their right to receive any Section 280G Payments in the absence of such stockholder approval.

56

Article 7
Conditions to the Share Purchase

7.1           Conditions to Obligations of Each Party to Effect the Share Purchase. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:

(a)          Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Share Purchase shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Share Purchase that makes the consummation of the Share Purchase illegal.

(b)          Governmental Approvals. Acquirer and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Share Purchase and the other Transactions.

7.2           Additional Conditions to Obligations of the Company and Seller. The obligations of the Company and Seller to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and Seller and may be waived by the Company and Seller in writing in their sole discretion without notice or Liability to any Person):

(a)          Representations, Warranties and Covenants. The representations and warranties made by Acquirer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and at and as of the Effective Closing Time as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by them at or prior to the Closing.

57

(b)          Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.3(a).

(c)          No Legal Proceedings. No governmental action, proceeding, investigation, regulation or legislation shall have been instituted, threatened in writing before any court, governmental authority or legislative body to enjoin, restrain or prohibit this Agreement or the consummation of the Transaction.

7.3           Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):

(a)          Representations, Warranties and Covenants. (i) Each of the Special Representations (other than the representations and warranties contained in Section 2.10 (Taxes)) shall be true and correct in all respects and (ii) all other representations and warranties of the Company made herein (including Section 2.10 (Taxes)) shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) in each case, on and as of the Agreement Date and at and as of the Effective Closing Time as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates); provided that any inaccuracy in any of the representations and warranties of the Company as of the Effective Closing Time, which inaccuracy results from (x) any matter, event or occurrence arising after the Agreement Date in the Company's ordinary course of business or (y) the failure to obtain any consent of a customer to the Transactions, including a customer notifying the Company of its intent not to continue as a customer of the Company or that such customer intends to materially reduce its consumption of Company Products, shall not result in the condition set forth in this Section 7.3(a) not being satisfied. The Company and Seller shall have performed and complied in all material respects with all covenants (except for covenants made under Section 6.13, which shall be performed and complied with by the Company in all respects), agreements and obligations herein required to be performed and complied with by the Company and/or Seller at or prior to the Closing.

(b)          Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.3(b); provided that such receipt shall not be deemed to be an agreement by Acquirer that the amounts set forth on the Company Closing Financial Certificate or any of the other agreements, instruments, certificates or documents set forth in Section 1.3(b) is accurate and shall not diminish Acquirer's remedies hereunder if any of the foregoing documents is not accurate.

58

(c)          Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquirer's ownership or the conduct or operation of the Business following the Closing shall be in effect, and no Legal Proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with the Share Purchase or the other Transactions shall be pending or threatened.

(d)          No Legal Proceedings. No Governmental Entity or other Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Share Purchase or the other Transactions or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of Equity Interests of the Company.

(e)          No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.

(f)          No Outstanding Securities. Other than the Company Capital Stock, there shall be no other Equity Interests of the Company, share appreciation rights, share units, share schemes, calls or rights outstanding, nor will the Company or Seller be party to any Contract of any character nor will any of them be bound by any obligation to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested.

Article 8
Termination

8.1           Termination. At any time prior to the Closing, this Agreement may be terminated and the Share Purchase abandoned by authorized action taken by the terminating party:

(a)          by mutual written consent duly authorized by Acquirer, Seller and the Company;

(b)          by either Acquirer, on the one hand, or Seller or the Company, on the other hand, by written notice to the other, if the Closing shall not have occurred by the date that is 60 days after the date hereof (the "Agreement Termination Date"); provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or shall have directly resulted in, the failure of the Closing to occur on or before the Agreement Termination Date;

(c)          by Acquirer, on the one hand, or Seller or the Company, on the other hand, by written notice to the other if any Order of a Governmental Entity of competent authority preventing the consummation of the Share Purchase shall have become final and non-appealable;

59

(d)          by Acquirer, by written notice to the Company and Seller, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of the Company or Seller herein, and such inaccuracy or breach shall not have been cured within ten (10) Business Days after receipt by the Company of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such inaccuracy or breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be satisfied (provided that no such cure period shall be available or applicable to any such breach that by its nature cannot be cured), (ii) there shall have been a Material Adverse Effect with respect to the Company or (iii) the Company shall have breached Section 6.3 or Section 6.4; or

(e)          by the Company or Seller, by written notice to Acquirer, if (i) there shall have been an inaccuracy in any representation or warranty made by, or a breach of any covenant, agreement or obligation of Acquirer herein, and such inaccuracy or breach shall not have been cured within ten (10) Business Days after receipt by Acquirer of written notice of such inaccuracy or breach and, if not cured within such period and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied (provided that no such cure period shall be available or applicable to any such inaccuracy or breach that by its nature cannot be cured) or (ii) Acquirer shall have breached Section 6.4.

8.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquirer, the Company or their respective officers, directors, shareholders or Affiliates; provided that (i) Section 6.4 (Confidentiality; Public Disclosure), Section 6.9 (Expenses), this Section 8.2 (Effect of Termination), Article 10 (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any willful breach of such party's representations, warranties, covenants, agreements or obligations contained herein.

Article 9
Acquirer Insurance Policy, Escrow Fund and Indemnification

As used in this Agreement, the following terms shall have the meanings indicated below:

"Acquirer Covered Losses" means Indemnifiable Damages caused by any failure of any representation or warranty made by the Company or Seller (including the Special Representations) contained in this Agreement or in any certificate (other than the Closing Financial Certificate) required to be delivered to Acquirer at the Closing pursuant to any provision of this Agreement to be true and correct (whether or not such Indemnifiable Damages could also be claimed under Sections 9.2(a)(iii) through (viii)).

"Acquirer Insurance Policy" means, if obtained, a Representations and Warranties Insurance Policy to be purchased by Acquirer from an insurance company selected by Acquirer's broker (the "Insurance Company"), for the benefit of Acquirer, with respect to Acquirer Covered Losses.

"Escrow Fundamental Amount" means an amount in cash equal to $2,000,000.

"Escrow General Fund" means the amount of the Seller Cap plus all interest accrued thereon. Notwithstanding anything to the contrary contained in this Agreement, until such time as the Acquirer Insurance Policy is obtained, if at all, the Escrow General Fund will not be established.

60

"Escrow Fundamental Fund" means the Escrow Fundamental Amount plus all interest accrued thereon (the Escrow Fundamental Fund, collectively with the Escrow General Fund, shall be referred to as the "Escrow Fund").

"Indemnifiable Damages" means losses, Liabilities, damages, fees, costs, interest, awards, judgments, penalties and expenses, including costs of litigation and defense and reasonable fees and expenses of lawyers, experts and other professionals that are subject to indemnification pursuant to this Article 9; provided that "Indemnifiable Damages" will not include any punitive damages or other damages that are not legally recoverable under Applicable Law as breach of contract damages, except to the extent such damages are payable to a third party in connection with any Third-Party Claim.

"Seller Cap" means an amount of $500,000.

"Total Cash Escrow Amount" means a total amount in cash, calculated as of the Closing, equal to (x) the Escrow Fundamental Amount plus (y) only if the Acquirer Insurance Policy is obtained at Closing, the amount of the Seller Cap).

9.1           Acquirer Insurance Policy, Litigation Claims and Escrow Funds.

(a)          Subject to the limitations of this Article 9, Acquirer Covered Losses, as finally determined, shall be satisfied (i) first, (A) if the Acquirer Insurance Policy is obtained, from the Escrow General Fund or (B) until such time as the Acquirer Insurance Policy is obtained, if at all, directly against Seller as set forth in the last proviso of Section 9.2(c)(ii), subject to the limitations and exceptions set forth in this Article 9, (ii) second, if the Acquirer Insurance Policy is obtained, from the coverage then available under the Acquirer Insurance Policy, in accordance with the terms and conditions set forth therein, and (iii) third, solely with respect to Fundamental Claims, from the Escrow Fundamental Fund. For the avoidance of doubt (except as otherwise set forth herein), (x) Acquirer shall be required to seek recovery under the Acquirer Insurance Policy, if obtained, for all Acquirer Covered Losses to the extent of the coverage then available under such policy and (y) Acquirer shall be entitled to seek recourse hereunder directly against Seller in respect of any Indemnifiable Damages for Fundamental Claims that are excluded from coverage in the Acquirer Insurance Policy, but only in accordance with the terms, and subject to the limitations, of this Article 9. Subject to the limitations of this Article 9, Litigation Claims, as finally determined, shall be satisfied, first, from the E&O & Cyber Tail Insurance Coverage and thereafter from the Escrow Fundamental Fund, in each case, to the extent of the availability of funds thereunder or therein, respectively (the lesser of (A) such amount of the Litigation Claims minus any proceeds actually received by the Company or Acquirer from the E&O & Cyber Tail Insurance Coverage in connection with such Litigation Claims and (B) $8,000,000 is referred to herein as the “Net Settlement Amount”).

61

(b)          On the terms and subject to the conditions set forth in this Article 9, in the Escrow Agreement and, if the Acquirer Insurance Policy is obtained, in the Acquirer Insurance Policy, (i) the Escrow General Fund shall be available to compensate Acquirer (on behalf of itself or any other Acquirer Indemnified Person) for all Acquirer Covered Losses (and shall, subject to the last proviso of Section 9.2(c)(ii), be the sole source of recovery for Acquirer Indemnified Persons against Seller with respect to Indemnifiable Damages under Section 9.2(a)(ii) and Section 9.2(a)(iii) (but only to the extent that the Indemnifiable Damages under such Section 9.2(a)(iii) shall have resulted from the same facts and circumstances underlying the Indemnifiable Damages under such Section 9.2(a)(ii)), except in case of Fraud, willful misconduct or willful misrepresentation) and (ii) the Escrow Fundamental Fund shall be available to compensate Acquirer (on behalf of itself or any other Acquirer Indemnified Person) for: (1) the Fundamental Claims (other than pursuant to Section 9.2(a)(viii)) pursuant to the indemnification obligations of Seller under this Article 9, and in accordance with subsection (a), and (2) 50% of the Adjusted Net Settlement Amount (the "Litigation Claims Cap"), provided, that in the event that any amount of the Adjusted Net Settlement Amount is recovered by payment from the Escrow Fundamental Fund, Acquirer may, no later than thirty (30) days after such payment, request in writing that Seller replenish the Escrow Fundamental Fund with any such amount which shall have been paid from the Escrow Fundamental Fund in connection with such Litigation Claims within ten (10) Business Days of such written request from Acquirer. So long as the date by which the amount is to be replenished is prior to the Escrow Fundamental Release Date, Seller shall comply with such written request from Acquirer within such ten (10) Business Days. Any amounts so deposited will be subject to the terms of the Escrow Agreement relating to the Escrow Fundamental Fund, including release to Seller on the Escrow Fundamental Release Date. Subject to Section 9.3 and the Escrow Agreement, the Escrow Agent shall hold the Escrow General Fund until the date that is one (1) year following the Closing Date (the "Escrow General Release Date") and the Escrow Fundamental Fund until the eighteen (18) month anniversary of the Closing (the "Escrow Fundamental Release Date"). No portion of the Escrow Fund, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred by Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of Seller, in each case prior to the distribution of the Escrow Fund.

9.2           Seller Indemnification.

(a)          Without derogating from the above, subject to the limitations and exceptions set forth in this Article 9, from and after the Closing, Seller shall indemnify and hold harmless Acquirer, the Company and their respective officers, directors, agents and employees, and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each of the foregoing being referred to individually as an "Acquirer Indemnified Person" and collectively as "Acquirer Indemnified Persons") from and against any and all Indemnifiable Damages (provided that any Indemnifiable Damages pursuant to Section 9.2(a)(viii) shall be limited to any reasonable out-of-pocket third party costs (including reasonable legal fees, any settlement amount or final court award) incurred by Acquirer or the Company in connection with defending, settling, or paying any final and non-appealable court judgment in connection with any litigation against the Company in respect of the BWC Matter where CGI and/or BWC, the Ohio Department of Administrative Services or a related Ohio government entity are plaintiff or defendant), to the extent directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with:

62

(i)          any failure of any representation or warranty made by the Company or Seller contained in Section 2.1(a) (Organization, Standing, Power and Subsidiaries), Section 2.1(e) (Capital Structure), Section 2.3 (Authority; Non-contravention), Section 2.10 (Taxes), Article 3 or, solely as it relates to the requirement of Section 7.3(a)(i), in the certificate required to be delivered to Acquirer at the Closing pursuant to Section 1.3(b)(ii) (collectively, the "Special Representations" and together with clause (iii) (but only to the extent that the Indemnifiable Damages under such clause (iii) shall have resulted from facts and circumstances other than those underlying Indemnifiable Damages under clause (ii) below) and clauses (iv)-(viii) below of this Section 9.2(a), the "Fundamental Claims") to be true and correct;

(ii)         any failure of any representation or warranty made by the Company or Seller in this Agreement (other than the Special Representations) or, solely as it relates to the requirement of Section 7.3(a)(ii) or the last sentence of Section 7.3(a), in the certificate required to be delivered to Acquirer at the Closing pursuant to Section 1.3(b)(ii) to be true and correct;

(iii)        any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company or Seller herein or in any other agreements contemplated by this Agreement, the Share Purchase or the other Transactions to the extent such breach or default occurs at or prior to the Closing;

(iv)        any breach of, or default in connection with, any of the covenants, agreements or obligations made by Seller herein or in any other agreements contemplated by this Agreement, the Share Purchase or the other Transactions to the extent such breach or default occurs after the Closing;

(v)         any Pre-Closing Taxes and Taxes described in Section 1.6 to the extent not included in the calculation of Company Net Working Capital;

(vi)        any claims by any then current or former holder or alleged then-current or former holder of any Equity Interests of the Company, in their capacity as such or relating to their employment, services or relationship with the Company (including any predecessors), arising out of, resulting from payments allegedly due to them as holders of Equity Interests;

(vii)       any Fraud, willful misconduct or willful misrepresentation in connection with the Transactions; and

(viii)       any reasonable out-of-pocket third party costs (including reasonable legal fees, any settlement amount or final court award) incurred by Acquirer or the Company in connection with defending, settling, or paying any final and non-appealable court judgment in connection with any litigation against the Company in respect of the BWC Matter where CGI and/or BWC, the Ohio Department of Administrative Services or a related Ohio government entity are plaintiff or defendant (“Litigation Claims”).

63

(b)          Materiality standards or qualifications in any representation, warranty or covenant shall be taken into account only in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income tax purposes. Seller shall not have (x) any right of contribution, indemnification or right of advancement from the Company or Acquirer with respect to any Indemnifiable Damages claimed by an Acquirer Indemnified Person or (y) any right of subrogation against the Company or Acquirer with respect to any indemnification of an Acquirer Indemnified Person by reason of any of the matters set forth in this Section 9.2.

(c)          The obligations of Seller under Section 9.2 shall be subject to the following limitations:

(i)          except in case of Fraud, willful misconduct or willful misrepresentation, Seller shall not have any liability for Indemnifiable Damages under Section 9.2(a)(ii) or Section 9.2(a)(iii) (but only to the extent that the Indemnifiable Damages under such Section 9.2(a)(iii) shall have resulted from the same facts and circumstances underlying Indemnifiable Damages under such Section 9.2(a)(ii)) unless and until the aggregate of all Indemnifiable Damages under such subsections for which Seller would otherwise be required to provide indemnification exceeds on a cumulative basis an amount equal to $500,000, and then only to the extent of such excess;

(ii)         except in case of Fraud, willful misconduct or willful misrepresentation, Seller shall not have any liability for Indemnifiable Damages under Section 9.2(a)(ii) or Section 9.2(a)(iii) (but only to the extent that the Indemnifiable Damages under such Section 9.2 (a)(iii) shall have resulted from the same facts and circumstances underlying Indemnifiable Damages under such Section 9.2(a)(ii)) to the extent the aggregate amount of Indemnifiable Damages under such subsections for which Seller would otherwise be required to provide indemnification exceeds the amounts available from the Escrow General Fund (or, if the Escrow General Fund is not established, exceeds the amount of the Seller Cap). Except in case of Fraud, willful misconduct or willful misrepresentation, the sole source of recovery for any Indemnifiable Damages under Section 9.2(a)(ii) and Section 9.2(a)(iii) (but only to the extent that the Indemnifiable Damages under such Section 9.2 (a)(iii) shall have resulted from the same facts and circumstances underlying Indemnifiable Damages under such Section 9.2(a)(ii)) shall be from the Escrow General Fund and, if the Acquirer Insurance Policy is obtained, under the Acquirer Insurance Policy, and the Acquirer Indemnified Persons shall not be permitted to seek recovery directly from Seller, provided that if the Escrow General Fund is not established, then the Acquirer Indemnified Persons shall be permitted to seek recovery directly from Seller, but only to the extent the aggregate amount of Indemnifiable Damages under such subsections does not exceed the amount of the Seller Cap;

64

(iii)        the obligation of Seller to indemnify the Indemnified Persons against any Indemnifiable Damage under Section 9.2 shall be net of any Tax Benefits (defined below) actually recognized by the Indemnified Persons (or in the case of an Indemnified Person that is a flow-through entity for income Tax purposes, by the Indemnified Person and its ultimate beneficial owners) with respect to such Indemnifiable Damages. However, to the extent that an Indemnified Person recognizes such Tax Benefits after the indemnification payment, the Indemnified Person shall pay the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from Seller with respect to such Indemnifiable Damage) to Seller as such Tax Benefits are actually recognized by the Indemnified Person. For this purpose, the Indemnified Person shall be deemed to recognize a "Tax Benefit" with respect to Indemnifiable Damages for a taxable year if, and only to the extent that, the Indemnified Person’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Indemnifiable Damages from all taxable years (through the tax year that includes the third annual anniversary of the date on which the indemnification claim has been made, exceeds the Indemnified Person’s actual cumulative liability for Taxes through the end of such taxable year (through the tax year that includes the third annual anniversary of the date on which the indemnification claim has been made, calculated by taking into account any Tax items attributable to the Indemnifiable Damages for all taxable years (through the tax year that includes the third annual anniversary of the date on which the indemnification claim has been made) (to the extent permitted by relevant Tax Laws and treating such Tax items as the last items claimed for any taxable year). For purposes of the foregoing calculation, the Indemnified Person shall be deemed to include any consolidated or combined group of which it is a member. For the avoidance of doubt, any payment (including but not limited to any Pre-Closing Tax Refund) paid to Seller by Acquirer under Section 6.12 shall not be considered a “Tax Benefit” under this Section 9.2;

(iv)        all Indemnifiable Damages shall be reduced by the amount of insurance proceeds or other cash receipts or sources of reimbursement actually received by any Acquirer Indemnified Person from third parties, including third party insurers and including under the Acquirer Insurance Policy, if obtained, with respect to such Indemnifiable Damages or the underlying reasons therefor. Acquirer and the Company shall use commercially reasonable efforts to seek recovery under the Acquirer Insurance Policy, if obtained, and the E&O & Cyber Tail Insurance Coverage, and Acquirer and the Company will assign such right of recovery or reimbursement (and any payment received in connection therewith) to Seller upon payment of any such Indemnifiable Damages under this Section 9.2. For clarity, Acquirer shall be required to seek recovery under the Acquirer Insurance Policy, if obtained, and the E&O & Cyber Tail Insurance Coverage, as applicable, for all Acquirer Covered Losses to the extent of the coverage then available under such policies. No party shall take any action to provide that a right of subrogation shall accrue or inure to the benefit of any source of any amounts described in this Section 9.2(c)(iv);

65

(v)         Seller shall not have any liability for Indemnifiable Damages to the extent such Indemnifiable Damages were reflected as a Liability or contra asset in the calculation of Company Net Working Capital;

(vi)        Acquirer shall not be entitled to bring any claim for indemnification under Section 9.2(a)(i), Section 9.2(a)(ii) or Section 9.2(a)(iii) for any matter that Acquirer has raised pursuant to Section 1.2 in connection with the determination of the Final Net Working Capital; and

(vii)       Except in case of Fraud, and notwithstanding anything to the contrary in this Agreement and in addition to all other limitations set forth in this Section 9.2, the amount of all indemnification payments required to be made by Seller pursuant to Sections 9.2(a)(i) through (vii), shall not, individually or in the aggregate, exceed the Consideration, and with respect to Litigation Claims pursuant to Section 9.2(a)(viii), indemnification shall not exceed the Litigation Claims Cap.

(viii)      Any Net Settlement Amount shall be reduced by the amount, if any, by which (x) $5,000,000 exceeds (y) the aggregate amount of BWC Payment Amounts made to Seller pursuant to Section 1.4(e) (the "Adjusted Net Settlement Amount"), calculated as of the date of the underlying Litigation Claim (the "BWC Claim Date"). By way of example and for illustration purposes only, if Seller receives the aggregate amount of $2,000,000 pursuant to the mechanism set forth in Section 1.4(e), then the Net Settlement Amount shall be reduced by $3,000,000 ($5,000,000 minus $2,000,000). To the extent Acquirer receives a payment from Seller (whether from the Escrow Fundamental Fund or directly from Seller) pursuant to Section 9.2(a)(viii), and subsequent to such payment, the Company collects additional BWC Receivables and Seller receives any BWC Payment Amount pursuant to Section 1.4(e) or the Company receives any recovery under the E&O & Cyber Tail Insurance Coverage, then the Litigation Claims Cap (and any underlying calculations) shall be recalculated to reflect such additional BWC Payment Amounts pursuant to Section 1.4(e) and/or additional recovery under the E&O & Cyber Tail Insurance Coverage and (A) any amount paid by Seller (whether from the Escrow Fundamental Fund or directly by Seller) that is in excess of the recalculated Litigation Claims Cap shall be paid by Acquirer to Seller within five (5) Business Days of receipt of such amounts (or to the extent that such amount was paid out of the Escrow Fundamental Fund and the date by which payment is to be made is prior to the Escrow Fundamental Release Date, such amount shall be deposited by Acquirer back into the Escrow Fundamental Fund) or (B) any amount of the recalculated Litigation Claims Cap that is in excess of the amount paid by Seller (whether from the Escrow Fundamental Fund or directly by Seller) shall be recovered by Acquirer by payment from the Escrow Fundamental Fund or directly from Seller within five (5) Business Days of receipt of such amounts. In addition to the requirements of Section 9.2(c)(iv), Acquirer shall seek (and shall cause its Affiliates, including the Company, to seek) recovery under the E&O & Cyber Tail Insurance Coverage.

66

(ix)         In the event Acquirer and Seller have any dispute over any calculation of the Litigation Claims Cap (or any underlying calculations), Acquirer and Seller shall confer in good faith for a period of up to ten (10) Business Days following written notice of such disagreement from either party in an attempt to resolve such dispute, and any resolution by them shall be in writing and shall be final and binding on the parties and, to the extent such differences remain unresolved after such ten (10) Business Day period, such differences shall be resolved by the Reviewing Accountant utilizing the procedures outlined in Section 1.2(e).

9.3           Period for Claims; Other Limitations. Except as otherwise set forth in this Section 9.3, the period (the "Claims Period") during which claims may be made (i) for Indemnifiable Damages pursuant to Section 9.2(a)(ii) or, to the extent that the Indemnifiable Damages under Section 9.2(a)(iii) shall have resulted from the same facts and circumstances underlying Indemnifiable Damages under Section 9.2(a)(ii), Section 9.2(a)(iii), in each case against the Escrow General Fund (or in the case the Escrow General Fund is not established, directly against Seller as set forth in the last proviso of Section 9.2(c)(ii)) shall commence at the Closing and terminate at 11:59 p.m. Eastern time on the Escrow General Release Date, (ii) for Indemnifiable Damages with respect to all Fundamental Claims (other than pursuant to Section 9.2(a)(viii)) shall commence at the Closing and expire at 11:59 p.m. Eastern time on the date that is six (6) years following the Closing Date; and (iii) pursuant to Section 9.2(a)(viii) shall commence at the Closing and terminate at 11:59 p.m. Eastern time on the date that is four (4) years following the Closing Date.

9.4           Claims.

(a)          On or before the last day of the applicable Claims Period, Acquirer may deliver to Seller (with a copy to the Insurance Company, only with respect to Acquirer Covered Losses) one or more certificates signed by any officer of Acquirer (an "Officer's Certificate"):

(i)          stating that an Indemnified Person is entitled to indemnification under this Article 9 for Indemnifiable Damages and setting forth the specific facts and circumstances, in reasonable detail, relating to such Indemnifiable Damages and forming the basis for such claim;

(ii)         stating the amount of such Indemnifiable Damages (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation); and

(iii)        stating the specific Section(s) of this Agreement upon which the Acquirer Indemnified Person is relying in seeking such indemnification.

(b)          No delay in providing such Officer's Certificate within the applicable Claims Period shall affect an Indemnified Person's rights hereunder, unless (and then only to the extent that) the Indemnifying Parties are prejudiced thereby. Nothing herein shall impair or prohibit Acquirer from updating or amending any Officer's Certificate upon discovery of any discovering additional facts or circumstances with respect to any underlying claim(s) set forth therein.

67

9.5           Resolution of Objections to Claims.

(a)          If Seller objects in writing to any claim or claims by Acquirer made in any Officer’s Certificate within the 30-day period following delivery of the Officer's Certificate, Acquirer and Seller shall attempt in good faith for 45 days after Acquirer's receipt of such written objection to resolve such objection. If Acquirer and Seller shall so agree: (i) with respect to indemnification under Section 9.2(a)(viii), if there are amounts remaining from the Escrow Fundamental Fund, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent reflecting the agreed amount, if any, of such indemnifiable amounts under Section 9.2(a)(viii) that are payable to Acquirer (taking into account the limitations of this Article 9). Acquirer shall be entitled to conclusively rely on any such memorandum and Acquirer shall reclaim an amount of cash from the Escrow Fundamental Funds in accordance with the terms of such memorandum, and Seller shall not have any power or authority to object, and shall not object, to any such claim made by Acquirer or any of the Indemnified Persons against the Escrow Fund with respect to any such amount (for the avoidance of doubt, Seller shall have direct Liability for any remaining indemnifiable amounts under Section 9.2(a)(viii) resulting from any Litigation Claim not fully recovered from the Escrow Fundamental Fund, subject to the terms of this Agreement, including the limitations of this Article 9); (ii) with respect to indemnification under Sections 9.2(a)(i) through 9.2(a)(vii), if there are amounts remaining from the Escrow General Fund, a memorandum setting forth such agreement shall be prepared and signed by both parties and delivered to the Escrow Agent reflecting the agreed amount, if any, of such Indemnifiable Damages that are payable to Acquirer (taking into account the limitations of this Article 9). Acquirer shall be entitled to conclusively rely on any such memorandum and Acquirer shall reclaim an amount of cash from the Escrow General Fund in accordance with the terms of such memorandum and Seller shall not have any power or authority to object, and shall not object, to any such claim made by Acquirer or any of the Indemnified Persons against the Escrow Fund with respect to any such amount; and (iii) thereafter, with respect to Fundamental Claims, a memorandum setting forth any remaining amount agreed upon between the parties as Indemnifiable Damages that are payable to Acquirer (taking into account the limitations of this Article 9) shall be delivered to the Escrow Agent with respect to the Escrow Fundamental Fund. Acquirer shall be entitled to conclusively rely on any such memorandum and Acquirer shall be entitled to reclaim an amount of cash from the Escrow Fundamental Fund in accordance with the terms of such memorandum and Seller shall not have any power or authority to object, and shall not object, to any such claim made by Acquirer or any of the Indemnified Persons against the Escrow Fundamental Fund with respect to any such amount. For the avoidance of doubt, Seller shall have direct Liability for any remaining amount of Indemnifiable Damages resulting from any Fundamental Claim subject to the terms of this Agreement, including the limitations of this Article 9; or

(b)          If no such agreement is reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, a legal proceeding to resolve such dispute may be brought in accordance with Section 10.11 below.

68

9.6           Third-Party Claims.

(a)          In the event that Acquirer becomes aware of a potential claim by a third party (a "Third-Party Claim") that Acquirer believes may result in a claim for Indemnifiable Damages by or on behalf of an Acquirer Indemnified Person, Acquirer shall provide written notice to Seller setting forth the specific facts and circumstances, in reasonable detail, relating to such Indemnifiable Damages, the amount of Indemnifiable Damages (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific Section(s) of this Agreement upon which the Acquirer Indemnified Person may rely in seeking such indemnification relating to the Third-Party Claim as soon as possible after the Acquirer Indemnified Person's receipt of notice of the Third-Party Claim, but in no event later than thirty (30) days thereafter and in no event more than five (5) Business Days after being served with any summons, complaint or similar legal process. Thereafter, the Acquirer Indemnified Person shall deliver to Seller, within five (5) Business Days after the Acquirer Indemnified Person's receipt thereof, copies of all notices and documents, including all court papers, received by the Acquirer Indemnified Person relating to the Third-Party Claim. An Acquirer Indemnified Person's failure to provide such written notices within the time period specified above shall not relieve Seller from its indemnification obligations with respect to such Third-Party Claim, except to the extent the Indemnifying Party is prejudiced as a result of such failure.

(b)          Seller shall have the right in its sole discretion to (i) participate in the defense of any Third-Party Claim and (ii) upon written notice to Acquirer, conduct the defense of any Third-Party Claim that (x) seeks monetary damages not greater than one hundred fifty percent (150%) of the amount Seller would be responsible to indemnify hereunder or (y) solely involves Pre-Closing Taxes (provided that Seller may not elect to conduct the defense of any Third Party Claim where (1) the reasonably possible potential liability of the Company and/or Acquirer thereunder exceeds the maximum amount which may be paid thereto pursuant to the Acquirer Insurance Policy, if obtained, the Escrow General Fund and the Escrow Fundamental Fund, (2) the Third Party Claim involves criminal allegations and/or (3) where material non-monetary relief is sought against the Company and/or Acquirer). If Seller elects to assume the defense of a Third-Party Claim, then Seller shall not be liable to Acquirer Indemnified Persons for legal expenses subsequently incurred by Acquirer Indemnified Persons in connection with the defense of the Third-Party Claim, so long as Seller diligently conducts the defense. Seller (if it chooses not to assume the defense of the Third-Party Claim) or Acquirer (if Seller assumes the defense of the Third-Party Claim) shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any applicable privilege, subject to execution by such party of the other party's (and, if required, such third party's) standard non-disclosure agreement to the extent that such materials contain confidential or propriety information. Seller (if it chooses not to assume the defense of the Third-Party Claim) or Acquirer (if Seller assumes the defense of the Third-Party Claim) shall each be entitled, at its own expense, to participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim; provided, that no compromise or settlement of such Third-Party Claim may be effected by the party controlling the defense of such Third-Party Claim without the other party's consent unless (A) there is no finding or admission of any violation by such other party of any Applicable Law or any rights of any Person, (B) such other party receives a full release of and from any other claims that may be made against such other party by the third party bringing the Third-Party Claim, and (C) the sole relief provided is monetary damages that are paid in full by compromising or settling party; provided, further that for clarity, if indemnification is to be sought hereunder, Acquirer may not enter into any compromise or settlement of such Third-Party Claim without the Indemnifying Party's prior written consent (not to be unreasonably withheld, conditioned or delayed).

69

9.7           Acquirer Indemnification.

(a)          From and after the Closing, Acquirer shall indemnify and hold harmless Seller and its respective officers, directors, agents and employees, and each Person, if any, who controls or may control Seller within the meaning of the Securities Act (each of the foregoing being referred to individually as a "Seller Indemnified Person" and collectively as "Seller Indemnified Persons") from and against any and all Indemnifiable Damages, to the extent directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with:

(i)          any failure of any representation or warranty made by Acquirer in this Agreement or in any certificate required to be delivered to Seller at the Closing pursuant to any provision of this Agreement to be true and correct;

(ii)         any breach of, or default in connection with, any of the covenants, agreements or obligations made by (A) Acquirer herein or in any other agreements contemplated by this Agreement, the Share Purchase or the other Transactions or (B) the Company (but only to the extent such covenants, agreements or obligations require performance after the Closing) herein or in any other agreements contemplated by this Agreement, the Share Purchase or the other Transactions; and

(iii)        the operation or ownership of the Company or the Business after the Closing, including any actions or omissions after the Closing in connection with the Contracts awarded under the BWC RFP or any new Contract with BWC.

70

9.8           Exclusive Remedy. From and after the Closing, other than with respect to claims based on Fraud, willful misconduct or willful misrepresentation, the indemnification provisions of this Article 9 shall be the sole and exclusive remedy (except for specific performance) with respect to any and all claims arising out of, in connection with or relating to the Company, the Business, the Company Capital Stock, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant to this Agreement (except to the extent otherwise expressly set forth herein or therein) or the performance by the parties hereto or thereto of its or their terms, and no other remedy (excluding specific performance) shall be available pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by any party and its officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under Applicable Law (including claims under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.) ("CERCLA"). In furtherance of the foregoing, other than with respect to claims based on Fraud, willful misconduct or willful misrepresentation, Acquirer hereby waives, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action (except for specific performance) that it may have against Seller or its Affiliates relating to Acquirer's investigation of the Company, the Business, the Company Capital Stock, this Agreement, the negotiation and execution of this Agreement or any Contract entered into pursuant to this Agreement (except to the extent otherwise expressly set forth herein) and the performance by the parties hereto or thereto of its or their terms arising under or based upon any Applicable Law or otherwise. In addition to the foregoing, the amount of indemnification obligations of Seller set forth in this Article 9 shall be the maximum amount of indemnification obligations set forth hereunder, and Acquirer shall not be entitled to a rescission of this Agreement (or any related agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by Acquirer to the fullest extent permitted under Applicable Law (other than with respect to specific performance). FOR THE AVOIDANCE OF DOUBT AND IN FURTHERANCE AND NOT IN LIMITATION OF THE FOREGOING, ACQUIRER EXPRESSLY AGREES THAT, FOR ANY REMEDIAL ACTION SUBJECT TO A CLAIM FOR INDEMNIFICATION UNDER THIS AGREEMENT, ACQUIRER WAIVES AND SHALL NOT ASSERT ANY ACTION UNDER CERCLA, THE RESOURCE CONSERVATION AND RECOVERY ACT (RCRA) OR ANY ANALOGOUS STATE OR LOCAL COUNTERPART OR OTHER APPLICABLE LAW, AND THAT ANY CLAIM FOR INDEMNIFICATION REGARDING ANY REMEDIAL ACTION SHALL BE LIMITED TO, AND GOVERNED BY, THIS ARTICLE 9.

9.9           Offset. No party shall have any right to offset or setoff any payment due to another party under this Agreement or any of the documents and instruments executed and delivered pursuant hereto against any other payment to be made under this Agreement or any of the documents and instruments executed and delivered pursuant hereto or otherwise.

Article 10
General Provisions

10.1         Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(a)          if to Acquirer, to:

Sapiens International Corporation N.V.

Rabin Science Park

P.O. Box 4011

Nes Ziona 74140, Israel

Attention: CEO

with a copy (which shall not constitute notice) to:

Meitar Liquornik Geva Leshem Tal

16 Abba Hillel Road

Ramat Gan 52506, Israel

Attention: Mike Rimon

71

(b)          If to the Company (prior to Closing) or to Seller, to:

c/o LTCG

11000 Prairie Lakes Dr., Suite 600

Eden Prarie, MN 55344

Attention:       Julia A. Jensen

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention: Patrick G. Quick

Any notice given as specified in this Section 10.1 (i) if delivered personally or sent by facsimile transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.

10.2         Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms "hereof," "herein," "hereto," "hereunder" and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases "provide to" and "deliver to" and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (viii) the phrase "made available to" and phrases of similar import means, with respect to any information, document or other material of Acquirer or the Company, that such information, document or material was made available for review by the Company or Acquirer, respectively, and its Representatives in the virtual data room established by Acquirer or the Company, respectively, in connection with this Agreement at least 24 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to the Company or Acquirer, respectively, or its Representatives prior to the execution of this Agreement. The symbol "$" refers to United States Dollars. The word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends and such phrase shall not mean simply "if." References to a Person are also to its permitted successors and assigns. All references to "days" shall be to calendar days unless otherwise indicated as a "Business Day." Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

72

10.3         Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto.

10.4         Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and Seller may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is with respect to the Company and/or Seller, signed by Seller and with respect to Acquirer, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

10.5         Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

73

10.6         Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article 9 is intended to benefit Indemnified Persons and Section 6.2 is intended to benefit after the Closing Persons who were directors and officers of the Company prior to the Closing) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

10.7         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may assign its rights and delegate its obligations, in whole or in part, under this Agreement to any direct or indirect wholly owned Subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10.8         Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.9         Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

10.10         Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

74

10.11         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state's principles of conflicts of law. Each of the Parties (i) agrees that any actions or proceedings arising in connection with any dispute, controversy or claim arising under, relating to or in connection with this Agreement or the Transactions (including any dispute or controversy regarding the existence, validity, enforceability or breach of this Agreement), whether in contract, in tort or otherwise, shall be brought, tried and determined only in any court of competent jurisdiction located in the State of Delaware; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets to the jurisdiction of any court located in the State of Delaware in the event of any such action or proceeding; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (v) agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Acquirer, Seller and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

10.12         Conflicts; Privilege. Acquirer, on behalf of itself and its Affiliates (which, for this purpose, shall be deemed to include the Company after the Closing), hereby irrevocably (a) agrees that, notwithstanding any current or prior representation of the Company by Foley & Lardner LLP ("Foley") and/or Jensen (together with Foley, "Counsel"), Counsel shall be allowed to represent Seller and each of their respective Affiliates in any matters (including any matters and disputes adverse to Acquirer and/or the Company) that either are existing on the date hereof or arise in the future and relate to this Agreement and the transactions contemplated hereby and waives and consents to the communication and disclosure by Counsel to Seller and such Affiliates in connection with any such representation of any fact known to, or document in the possession of, Counsel arising by reason of Counsel's prior representation of the Company; (b) waives any claim that Acquirer or the Company have or may have that Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation; (c) agrees that, if a dispute arises after the Closing between Acquirer and/or the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, then Counsel may represent Seller or such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Acquirer or the Company and even though Counsel may have represented the Company in a matter substantially related to such dispute or may be handling ongoing matters for Acquirer and/or the Company; and (d) agrees that no communications (including email or other written communications) subject to attorney-client privilege among Counsel and the Company, Seller and/or any of their respective Affiliates that relate in any way to the transactions contemplated by this Agreement shall be subject to disclosure, directly or indirectly, to Acquirer or any Person acting on behalf of Acquirer, and the Company shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Seller the attorney-client privilege and the expectation of client confidence with respect to all such communications, and the same shall be controlled by Seller and shall not be claimed by Acquirer or the Company; provided, however, that, with respect to this clause (d), in the event that a dispute arises between Acquirer and/or the Company, on the one hand, and a third party other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Counsel to such third party.

[Signature Page Next]

75

IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ACQUIRER:

SAPIENS INTERNATIONAL CORPORATION N.V.

By:	/s/ Roni Al-Dor
Name:	Roni Al-Dor
Title:	CEO

THE COMPANY:

STONERIVER, INC.

By:	/s/ Julia A. Jensen
Name:	Julia A. Jensen
Title:	Secretary

SELLER:

STONERIVER GROUP, L.P.

By:	/s/ Julia A. Jensen
Name:	Julia A. Jensen
Title:	Secretary

Exhibit A

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated below.

"Accounting Principles and Methodologies" means (i) GAAP except as noted in Schedule 2.4(a) of the Company Disclosure Schedule and (ii) the accounting methods, policies, practices and procedures noted in Schedule 2.4(a) of the Company Disclosure Schedule, in each case as applied by the Company in preparing the Interim Financial Statements.

"Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Acquirer) contemplating or otherwise relating to any Acquisition Transaction.

“Acquirer Post-Closing Date Transaction” means any transaction outside the ordinary course of business (except for the transactions contemplated by this Agreement) that is engaged in by the Company after the Closing or at the express written direction of Acquirer.

"Acquisition Transaction" means (i) a merger, consolidation or other business combination of the Company, (ii) a restructuring, recapitalization or liquidation of the Company or (iii) an acquisition or disposition of any stock or material assets (outside of the ordinary course of business) of the Company.

"Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner or managing member or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of more than 50% of the voting securities or by Contract or otherwise.

"Applicable Law" means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person's Affiliates or to any of their respective assets, properties or businesses.

"Business" means the business of the Company as currently conducted.

"Business Day" means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in Delaware and in Israel.

"BWC" means the Bureau of Workers' Compensation for the State of Ohio.

"BWC Advance Amount" means the positive amount, if any, equal to (x) $3,252,278 minus (y) the BWC Pre-Closing Collections Amount.

"BWC Advance Hurdle" means an amount equal to the product of (x) 1.5 multiplied by (y) the BWC Advance Amount.

"BWC Matter" means any dispute with the BWC, the Ohio Department of Administrative Services or any related governmental entity in the state of Ohio and/or CGI solely related to the Company's actions taken prior to the Agreement Date under the Contracts awarded under the BWC RFP, including any dispute regarding the BWC Receivables.

"BWC Payment Amount" means the amount, calculated as of the close of business on each date that the Company receives any BWC Post-Closing Collections, equal to the sum of (x) the BWC Tier 1 Payment, plus (y) the BWC Tier 2 Payment, plus (z) the BWC Tier 3 Payment, all in respect of the BWC Post-Closing Collections that the Company received that day. For purposes of clarity, an example calculation of the BWC Payment Amount is attached hereto as Exhibit F; in the event of any discrepancy between the terms set forth in this Agreement, on the one hand, and the methodology of the example calculation of the BWC Payment Amount set forth in Exhibit F, the latter will prevail.

"BWC Payment Report" means a certificate signed by an officer of Acquirer setting forth Acquirer's calculation of the BWC Payment Amount as of the close of business on each date that the Company receives any BWC Post-Closing Collections, together with reasonable supporting documentation, information and calculations.

"BWC Pre-Closing Collections Amount" means the aggregate sum of any amount of the BWC Receivables actually collected after the Agreement Date and prior to the Effective Time by or on behalf of the Company.

"BWC Post-Closing Collections" means any amount of the BWC Receivables actually collected from time to time after the Effective Time by or on behalf of the Company, including any amount of BWC Receivables expressly waived by the Company in exchange for consideration under future Contracts with BWC and/or CGI.

"BWC Receivables" means the amounts due or to become due from the BWC and/or CGI related to work performed by the Company in connection with the Contracts awarded under the BWC RFP to the extent listed on Exhibit G under the heading "BWC Receivables" and any other amounts previously discounted or written off by agreement of the Company, on the one hand, and CGI or BWC, on the other hand. For purposes of clarity, BWC Receivables excludes the amounts listed on Exhibit G under the heading "Excluded BWC Receivables."

"BWC RFP" means the request for proposals issued by BWC identified as RFP OA 1086.

A-2

"BWC Tier 1 Payment" means the amount calculated as of the close of business on each date that the Company receives any BWC Post-Closing Collections equal to the product of (x) the least of (i) the BWC Post-Closing Collections on such date, (ii) the positive amount, if any, of (A) the BWC Advance Hurdle minus (B) the aggregate sum of all BWC Post-Closing Collections prior to such date and (iii) if the amount equal to (A) the BWC Advance Hurdle minus (B) the aggregate sum of all BWC Post-Closing Collections prior to such date is zero or a negative number, $0 multiplied by (y) one-third (1/3).

"BWC Tier 2 Payment" means the amount calculated as of the close of business on each date that the Company receives any BWC Post-Closing Collections equal to the product of (x) the least of (i) the BWC Post-Closing Collections on such date, (ii) the positive amount, if any, equal to (A) the BWC Post-Closing Collections on such date plus (B) the aggregate sum of all BWC Post-Closing Collections prior to such date minus (C) the BWC Advance Hurdle, (iii) if the amount equal to (A) the BWC Post-Closing Collections on such date plus (B) the aggregate sum of all BWC Post-Closing Collections prior to such date minus (C) the BWC Advance Hurdle is zero or a negative number, $0 and (iv) $3,000,000 multiplied by (y) two-thirds (2/3).

"BWC Tier 3 Payment" means the amount calculated as of the close of business on each date that the Company receives any BWC Post-Closing Collections equal to the least of (i) the BWC Post-Closing Collections on such date, (ii) the positive amount, if any, equal to (A) the BWC Post-Closing Collections on such date plus (B) the aggregate sum of all BWC Post-Closing Collections prior to such date minus (C) the BWC Advance Hurdle minus (D) $3,000,000 and (iii) if the amount equal to (A) the BWC Post-Closing Collections on such date plus (B) the aggregate sum of all BWC Post-Closing Collections prior to such date minus (C) the BWC Advance Hurdle minus (D) $3,000,000 is zero or a negative number, $0.

"CGI" means CGI Technologies and Solutions Inc.

"Closing Consideration" means an amount in United States Dollars equal to $100,000,000, minus (A) an amount in cash equal to the Closing Net Working Capital Shortfall or plus (B) an amount in cash equal to the Closing Net Working Capital Surplus, minus (C) any unpaid Transaction Expenses as set forth in the Company Closing Financial Certificate minus (D) the amount of all Company Debt in existence as of the Effective Closing Time as set forth in the Company Closing Financial Certificate (in each case, without duplications), plus (E) the Estimated BWC Advance Amount plus (F) the Reimbursement Amount.

"Closing Net Working Capital Shortfall" means the amount, if any, by which (A) the Company Net Working Capital as set forth in the Company Closing Financial Certificate is less than (B) the Closing Net Working Capital Target.

"Closing Net Working Capital Surplus" means the amount, if any, by which (A) the Company Net Working Capital as set forth in the Company Closing Financial Certificate is more than (B) the Closing Net Working Capital Target.

"Closing Net Working Capital Target" means $(2,000,000) (negative two million dollars).

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Cash" means the Company's cash and cash equivalents.

A-3

"Company Closing Financial Amounts" means (i) Company Net Working Capital, (ii) Transaction Expenses, (iii) Company Debt and (iv) the BWC Advance Amount (including the BWC Pre-Closing Collections Amount).

"Company Closing Financial Certificate" means a certificate executed by the Chief Financial Officer of the Company, dated as of the Closing Date, certifying the Company's good faith estimate of the amount of (i) Company Net Working Capital (including: (A) the Company's balance sheet as of the Effective Time prepared in a manner consistent with GAAP and the Company Balance Sheet, (B) an itemized list of each element of the Company's current assets and (C) an itemized list of each element of the Company's current liabilities including all unpaid Taxes), (ii) incurred but unpaid Transaction Expenses, (iii) the amount of Company Debt as of the Effective Closing Time, including an itemized list of each Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed, (iv) the BWC Pre-Closing Collections Amount and (v) the BWC Advance Amount.

"Company Contractor" means any natural person that is a current consultant, advisory board member or independent contractor of the Company, including services providers, (i) as to whom the Company reports its payments on Form 1099, or (ii) that is contracted through staffing firms or onshore or offshore staff augmentation firms, but in each case excluding Company Employees.

"Company Debt" means the amount equal to the sum of all outstanding indebtedness for borrowed money owed to third parties (whether short- or long-term, whether or not due and payable, to the extent they are owed or guaranteed by the Company), including all bank debt and all notes, and all interest, fees expenses or termination payments in connection therewith.

"Company Employee" means any current employee of the Company.

"Company Financial Statements" means, collectively, the Interim Financial Statements and the Audited Financial Statements.

"Company Net Working Capital" means (i) the Company's total Current Assets as of the Effective Time less (ii) the Company's total Current Liabilities as of the Effective Time. For purposes of calculating Company Net Working Capital, the Company's total Current Liabilities shall exclude all Liabilities (v) for incurred but unpaid Transaction Expenses, (w) for Company Debt. For purposes of clarity, an example calculation of the Company Net Working Capital is attached hereto as Exhibit H.

"Company Stock" means the shares of common stock of the Company of a nominal value of $0.001 per share.

"Company Capital Stock" means the issued and outstanding Capital Stock as of the Closing.

"Contract" means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto.

A-4

"Current Assets" means the aggregate amount of all current asset accounts of the Company listed on Exhibit H under the heading "Current Assets".

"Current Liabilities" means the aggregate amount of all current liability accounts of the Company listed on Exhibit H under the heading "Current Liabilities".

"Encumbrance" means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other similar encumbrance of any kind in respect of such asset (including any restriction on the voting of any security or the transfer of any security or other asset) provided that restrictions on transfer of Equity Interests under Applicable Laws shall not constitute an "Encumbrance."

"Equity Interests" means, with respect to any Person, any share capital of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.

"Escrow Agent" means U.S. Bank National Association.

"Estimated BWC Advance Amount" means the BWC Advance Amount as set forth in the Company Closing Financial Certificate.

"Estimated BWC Pre-Closing Collections Amount" means the BWC Pre-Closing Collections Amount as set forth in the Company Closing Financial Certificate.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fraud" means fraud, as defined under Title 11 (crimes and criminal procedure) chapter 2 § 222 (general definitions) of the Delaware Code, provided that in no event shall "Fraud" include negligent misrepresentation or negligent conduct.

"GAAP" means United States generally accepted accounting principles, consistently applied in accordance with the Company's past practices.

"Governmental Entity" means any U.S. federal, supranational, national, state, municipal, local, tribal or foreign government, any court, tribunal, arbitrator, mediator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

A-5

"Group" has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

"IRS" means the United States Internal Revenue Service.

"Key Employee" means each of Gary Anderson and Costa John.

"Knowledge" of the Company, with respect to any fact or matter, means the actual knowledge of Gary Anderson, Costa John, Sarah Wheeler, Tom Chesbrough, Melissa Penza, Jackie Janowiak, Mike Richards, Julie Kramer, Dave Pigeon and Dennis Pfiffner and the knowledge reasonably expected to be obtained by any such person in the ordinary course of such person's provision of services to the Company.

"Legal Proceeding" means any private or governmental action, proceeding, suit, hearing, litigation audit or known third-party investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

"Liabilities" (and, with correlative meaning, "Liability") means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Applicable Law and those arising under any Contract.

"LTIP" shall mean the 2010 Long-Term Incentive Plan of StoneRiver, Inc. (as amended and restated).

"Material Adverse Effect" with respect to any entity means any change, event, circumstance or effect (each, an "Effect") that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably be expected to, (i) be or become materially adverse in relation to the financial condition, assets (including intangible assets) and liabilities (taken together), business, capitalization or results of operations of such entity, taken as a whole or (ii) have a material adverse effect on the ability of such entity to perform its obligations under this Agreement and the Ancillary Agreements; provided that in determining whether a Material Adverse Effect has occurred with respect to the Company, there should be excluded any Effect, either alone or in combination with other Effects, directly relating to (A) general changes affecting the industries in which the Company primarily operates, (B) changes in Applicable Law or GAAP which are effected after the date of this Agreement, (C) changes in general economic or financial market conditions, (D) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (E) earthquakes, hurricanes, floods, or other natural disasters or (F) the impact of the announcement or pendency of the Transactions, except in the cases of clauses (A) through (E), to the extent that such Effect has a materially disproportionate effect on the Company as compared with other similarly situated participants in the industries in which the Company primarily operates.

A-6

"Nasdaq" means the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

"Net Working Capital Shortfall" means the amount, if any, by which (A) the Final Net Working Capital is less than (B) the Closing Net Working Capital Target.

"Net Working Capital Surplus" means the amount, if any, by which (A) the Final Net Working Capital is more than (B) the Closing Net Working Capital Target.

"Order" means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order of a Governmental Entity.

"Permitted Encumbrances" means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) easements, rights of way, covenants, restrictions and other encumbrances of record affecting real property leased by the Company, (iv) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by Applicable Law, (v) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (vi) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods and (vii) non-exclusive licenses (and licenses that are otherwise non-exclusive but contain time-limited limitations on the Company's right to commercialize Company-Owned IP) of software granted by the Company in the ordinary course of business consistent with past practice.

"Person" means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

“Post-Closing Tax Period” means a Taxable period beginning after the Closing Date, including the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means a Taxable period ending on or before the Closing Date, including the portion of any Straddle Period that ends on the Closing Date.

"Pre-Closing Taxes" means any Taxes of the Company for a Taxable period (or portion thereof) ending on or prior to the Closing Date. For clarity, Pre-Closing Taxes shall include all payroll Taxes or other Taxes of the Company arising in connection with any payment required pursuant to this Agreement or the Transactions. In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Straddle Period, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided that any such Taxes attributable to any property that was owned by the Company on or prior to the Closing Date, but is not owned by the Company as of the Effective Closing Time shall treated in their entirety as Pre-Closing Taxes, and no portion of any such Taxes attributable to any property that was owned by the Company on or after the Closing Date, but is not owned by the Company as of the Effective Closing Time shall be treated as Pre-Closing Taxes; and (ii) in the case of any other Taxes, be determined by assuming that the Straddle Period consisted of two taxable years or periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day immediately following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period (other than depreciation or amortization, which shall be prorated in the manner described in clause (i)) shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Company were closed at the close of the Closing Date.

A-7

"Representatives" means, with respect to a Person, such Person's officers, directors, Affiliates, shareholders or employees (including employees of Affiliates), or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them and acting on their behalf.

"Securities Act" means the Securities Act of 1933, as amended.

“Straddle Period” means a Taxable Period that includes but does not end on the Closing Date.

"Subsidiary" means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person's board of directors or other governing body.

"TASE" means the Tel Aviv Stock Exchange.

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a "Tax Authority"), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

A-8

"Tax Reduction" means any Tax refund (including related interest received from the applicable Governmental Entity) or any reduction in Taxes paid by Acquirer, the Company or any of their respective Affiliates.

"Tax Return" means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.

"Transaction Expenses" means (i) third-party legal, accounting, financial advisory, consulting, finders or other fees, expenses incurred by or on behalf of the Company or Seller on or before the Effective Closing Time in connection with the Share Purchase, this Agreement and the Transactions, (ii) termination, pre-payments, balloon or similar payments on any Company's outstanding debt accrued on or before the Effective Closing Time, (iii) any payments at Closing pursuant to the LTIP; and (iv) $99,000 of the premium cost for the Acquirer Insurance Policy, if obtained.

"Transaction Tax Deduction" means any and all items of loss, credit or deduction permitted to the Company under Applicable Law and relating to, or arising from (i) any Transaction Expense, (ii) any payment of deferred compensation incurred on or before the Closing Date but properly deductible for income Tax purposes by the Company or any successor thereto in a Post-Closing Tax Period; or (iii) deferred financing expenses in connection with Company Debt.

"Treasury Regulations" means the United States Treasury Department's tax regulations issued under the Code.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in the following Sections:

INDEX OF DEFINED TERMS

Term	Defined In

Acquirer Covered Losses	Section 9
Acquirer Indemnified Person	Section 9.2(a)
Acquirer Indemnified Persons	Section 9.2(a)
Acquirer Insurance Policy	Section 9
Acquirer Financial Notice	Section 1.2(b)
Adjusted Net Settlement Amount	Section 9.2(c)(viii)
Agreement Termination Date	Section 8.1(b)
Audited Financial Statements	Section 2.4(a)
Beneficiary	Section 1.8(a)
BWC Claim Date	Section 9.2(c)(viii)
CERCLA	Section 9.8
Certificates	Section 1.3(b)(i)
Charter Documents	Section 1.3(b)(iii)

A-9

Term	Defined In

Claims Period	Section 9.3
Closing	Section 1.2(j)
Closing Date	Section 1.2(j)
COBRA	Section 2.11(e)
Company Authorizations	Section 2.7(b)
Company Balance Sheet Date	Section 2.4(a)
Company Disclosure Schedule	Section 2
Company Employee Plans	Section 2.11(c)
Company IP Rights	Section 2.9(a)(i)
Company IP Rights Agreements	Section 2.9(a)(ii)
Company License Agreements	Section 2.9(a)(iii)
Company-Owned IP Rights	Section 2.9(a)(iv)
Company Products	Section 2.9(a)(v)
Company Registered Intellectual Property	Section 2.9(a)(vi)
Company Source Code	Section 2.9(a)(vii)
Confidential Information	Section 2.9(b)(c)(xvi)
Confidentiality Agreement	Sec. 6.4(a)
Continuing Coverage	Section 6.2(c)
Counsel	Section 10.12
Covered Persons	Section 6.2(a)
D&O Tail Insurance Coverage	Section 6.2(a)
Designated Employees	Section 6.10
E&O & Cyber Tail Insurance Coverage	Sec 6.2(c)
Effective Time	Section 1.2(j)
ERISA	Section 2.11(c)
ERISA Affiliate	Section 2.11(c)
Escrow Agreement	Section 1.3(b)(viii)
Escrow Fund	Section 9
Escrow Fundamental Amount	Section 9
Escrow Fundamental Fund	Section 9
Escrow Fundamental Release Date	Section 9.1(b)
Escrow General Fund	Section 9
Escrow General Release Date	Section 9.1(b)
Export Approvals	Section 2.19
Final BWC Advance Amount	Section 1.2(f)(vii)
Final Company Debt	Section 1.2(f)(v)
Final Net Working Capital	Section 1.2(f)(i)
Final Transaction Expenses	Section 1.2(f)(iii)
Foley	Section 10.12
Fundamental Claims	Section 9.2(a)(i)
Hazardous Materials	Section 2.18
Indemnifiable Damages	Section 9
Intellectual Property	Section 2.9(a)(viii)
Interim Financial Statements	Section 2.4(a)
Jensen	Section 6.16(b)
Litigation Claims	Section 9.2 (viii)
Litigation Claims Cap	Section 9.1(b)
Marks	Section 6.14(a)
Material Contract	Section 2.15(a) and (b)

A-10

Term	Defined In

Net Settlement Amount	Section 9.1(a)
New Litigation Claim	Section 6.7
Notice of Objection	Section 1.2(c)
Officer’s Certificate	Section 9.4(a)
Open Source Materials	Section 2.9(a)(ix)
Payor	Section 1.2(h)
PFIC	Section 2.10(u)
Pre-Closing Tax Refund	Section 6.12(c)(ii)
Reimbursement Amount	Section 1.1
Released Party	Section 1.8(a)
Released Parties	Section 1.8(a)
Releasing Party	Section 1.8(a)
Reviewing Accountant	Section 1.2(e)
Section 280G	Section 6.17
Section 280G Payments	Section 6.17
Seller Cap	Section 9
Seller Indemnified Person	Section 9.7(a)
Seller Indemnified Persons	Section 9.7(a)
September Financial Statements	Section 2.4(a)
Shareholder Claim	Section 1.8(a)
Shareholders Agreement	Sec 1.8(b)
Significant Customer	Section 2.20(a)
Significant Supplier	Section 2.20(b)
Special Representations	Section 9.2(a)(i)
Tax Benefit	Section 9.2(c)(iii)
Tax Proceeding	Section 6.12(e)
Third-Party Claim	Section 9.6(a)
Third Party Intellectual Property	Section 2.9(a)(x)
Total Cash Escrow Amount	Section 9
Warn Act	Section 2.11(o)

A-11